UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CAMAC Energy Inc.

(Name of Registrant as Specified in Its Charter)

Not Applicable

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ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2014

April 30, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors of CAMAC Energy Inc. (the “Company”), I invite you to attend our 2014 Annual Meeting of Stockholders (the “Meeting”). We hope you can join us. The Meeting will be held:

At:	1330 Post Oak Blvd.
2nd Floor Conference Center, Big Bend Room
Houston, TX 77056

On:	Thursday, May 29, 2014

Time:	9:00 a.m., local time

The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2013 Annual Report accompany this letter.

At the Meeting, we will report on important activities and accomplishments of the Company and review the Company’s financial performance and business operations. You will have an opportunity to ask questions and gain an up-to-date perspective on the Company and its activities. You will also have an opportunity to meet the directors and other key executives of the Company.

As discussed in the enclosed Proxy Statement, the Meeting will also be devoted to the election of directors, the ratification of the appointment of our independent registered public accounting firm, an amendment of our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split and a reduction of our authorized common stock, an advisory vote on executive compensation and consideration of any other business matters properly brought before the Meeting.

We know that many of our stockholders will be unable to attend the meeting. We are soliciting proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the stockholders at the Meeting. Whether or not you plan to attend, please take the time now to read the Proxy Statement and vote online or, if you prefer, by casting your vote via mail, telephone or any other method permitted by the voting instructions that accompany this Proxy Statement. You may revoke your proxy at any time before it is exercised. Regardless of the number of Company shares you own, your vote is important.

If you have any questions about the Proxy Statement, please contact Nicolas J. Evanoff, Senior Vice President, General Counsel and Secretary, at (713) 797-2940.

Thank you for your continuing interest in CAMAC Energy Inc. We look forward to seeing you at the Meeting.

Dr. Kase Lukman Lawal

Chairman & Chief Executive Officer

CAMAC ENERGY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2014

To the Stockholders of CAMAC Energy Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of CAMAC Energy Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 29, 2014, at 9:00 a.m., local time, at 1330 Post Oak Blvd., 2nd Floor Conference Center, Big Bend Room, Houston, TX 77056, for the following purposes:

1.

To elect seven persons to the Board of Directors of the Company (the “Board”), each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the appointment of Grant Thornton LLP, independent registered public accounting firm, as our auditors for fiscal year 2014;

3.

To amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our common stock, $0.001 par value per share, within a range of 1-for-3 to 1-for-6 as will be selected by our Board prior to the time of filing a certificate of amendment with the Delaware Secretary of State, subject to the Board’s authority to abandon such amendment;

4.

Subject to approval of proposal No. 3 above, to amend the Certificate of Incorporation to reduce, proportionately to the split ratio selected by our Board pursuant to proposal 3 above, the total number of shares of common stock that the Company is authorized to issue, subject to the Board’s authority to abandon such amendment;

5.	To hold a non-binding, advisory vote on the compensation of the Company’s management; and

6.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2014 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2013 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

It is important that your shares are represented at the Meeting. We urge you to review the attached Proxy Statement and, whether or not you plan to attend the Meeting in person, please vote your shares promptly by casting your vote via the Internet, by telephone, or by facsimile if permitted by the voting instructions sent to you, or, if you receive a full set of proxy materials or request one be sent to you, and prefer to submit your proxy or voter instructions by mail, please complete and return your proxy card or voting instruction form in the pre-addressed envelope provided, which requires no additional postage if mailed in the United States.

If you plan to attend the Meeting, please notify us of your intentions. This will assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the Meeting, please follow the instructions forwarded to you by your broker, trust, bank or other holder of record to obtain a valid proxy from it. This will enable you to gain admission to the Meeting and vote in person.

By order of the Board of Directors,

April 30, 2014	Nicolas J. Evanoff
Houston, Texas	Senior Vice President, General Counsel &

Corporate Secretary

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

(713) 797-2940

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of CAMAC Energy Inc., a Delaware corporation (the “Company,” “CAMAC Energy,” “we” or “us”), for the 2014 Annual Meeting of Stockholders (the “Meeting”). The Meeting is to be held at 9:00 a.m., local time, on Thursday, May 29, 2014, and at any adjournment or adjournments thereof, at 1330 Post Oak Blvd., 2nd Floor Conference Center, Big Bend Room, Houston, TX 77056.

The date on which the Proxy Statement and form of proxy are intended to be sent or made available to stockholders is on or about May 7, 2014.

The purpose of the Meeting is to seek stockholder approval of five proposals: (1) to elect seven directors to the Board; (2) to ratify the appointment of Grant Thornton LLP, independent registered public accounting firm, as our auditors for fiscal year 2014; (3) to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our common stock, par value $0.001 per share (“common stock”), within a range of 1-for-3 to 1-for-6 (the “Reverse Stock Split Amendment”), subject to the Board’s authority to abandon such amendment; (4) to amend the Certificate of Incorporation to reduce the total number of shares of common stock that the Company is authorized to issue (the “Reduction Amendment”) proportiately to the split ratio selected by our Board pursuant to their authority under the Reduction Amendment; and (5) to hold an advisory vote on the compensation of our management (the “Say-on-Pay Vote”).

Who May Vote

Only stockholders of record of our common stock as of the close of business on May 1, 2014 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment or adjournments thereof.

A list of stockholders entitled to vote at the Meeting will be available at the Meeting, and will also be available for ten days prior to the Meeting, during office hours, by contacting our Corporate Secretary at the executive offices of the Company at:

Corporate Secretary

CAMAC Energy Inc.

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

The presence at the Meeting of holders of a majority of the outstanding shares of common stock as of the Record Date, in person or by proxy, is required for a quorum. Votes cast by proxy or in person at the Meeting will be tabulated by an Inspector of Elections appointed for the Meeting. Should you submit a proxy, even though you abstain as to one or more proposals, or you are present in person at the Meeting and abstain, the Inspector of Elections will treat abstentions as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The Company has designated Broadridge Financial Solutions, the Company’s proxy management service, as the Inspector of Elections for the Meeting.

As of the Record Date, we will have issued and outstanding 1,078,173,081 shares of common stock. Each holder of common stock on the Record Date is entitled to one vote for each share then held on all matters to be voted at the Meeting. No other class of voting securities was outstanding as of the Record Date.

Voting Your Proxy

You may vote by proxy by following the instructions provided in the proxy card or voting instruction form being sent to you. You may submit your vote until the deadline set forth on the proxy card or voting instruction form that you receive. If you vote by mail, please be aware that we can recognize your vote only if we receive it by close of business of the day before the Annual Meeting. If your shares are held through a broker, trust, bank or other nominee, you should refer to information forwarded to you by such holder of record for your voting options.

The shares represented by any proxy duly given will be voted at the Meeting in accordance with the instructions of the stockholder. If you sign and date your proxy but do not give specific voting instructions, the shares will not be voted with respect to (a) the election of the nominees for director set forth herein, (unless you are a registered holder, in which case the shares will be voted FOR the nominees for director set forth herein), (b) the Reverse Stock Split Amendment, (unless you are a registered holder, in which case the shares will be voted FOR the Reverse Stock Split Amendment) and (c) the Reduction Amendment (unless you are a registered holder, in which case the shares will be voted FOR the Reduction Amendment) and (d) the Say-on-Pay Vote (unless you are a registered holder, in which case the shares will be voted FOR the Say-on-Pay Vote). Shares of holders who sign and date their proxy card but do not give specific voting instructions will be voted FOR the ratification of the appointment of our independent registered public accounting firm.

Each share of common stock outstanding on the record date will be entitled to one vote on all matters. Under Proposal 1 (Election of Directors), the seven candidates for election as directors at the Meeting are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the meeting. Proposal 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm), Proposal 3 (the Reverse Stock Split Amendment) and Proposal 4 (the Reduction Amendment) each require the vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting for approval. Proposal 5 (the Say-on-Pay Vote) is an advisory vote that is non-binding on the Company but will be considered by the Compensation Committee of our Board when reviewing and determining future management compensation arrangements.

Shares that abstain or that are withheld from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of or against such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions, withheld votes and “broker non-votes” will have no effect on the voting on matters (such as Proposals 1 through 4) that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter. Brokers are permitted, but not required, to use discretionary authority to vote shares on “routine matters.” Proposal 2 (Ratification of the Appointment of Independent Registered Public Accounting Firm) is the only “routine matter” presented in this proxy statement; therefore, Brokers will not be permitted to use their discretionary authority to vote shares on Proposal 1 (Election of Directors), Proposal 3 (the Reverse Stock Split Amendment), Proposal 4 (the Reduction Amendment) or Proposal 5 (the Say-on-Pay Vote).

You may also vote in person at the Meeting. Instructions for voting in person are included in the proxy materials sent to you. If your shares are held through a broker, trust, bank or other nominee, please refer to the information forwarded to you by such holder of record to obtain a valid proxy from it. If your shares are held this way, you will need to bring your legal proxy with you to the Annual Meeting in order to vote in person.

Stockholders have no cumulative voting rights or dissenter’s or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Revoking Your Proxy

Even if you submit a proxy or voter instructions, you may revoke and change your vote. You may revoke your proxy or voter instructions by submitting a new proxy or voter instructions by using a voting procedure described in the proxy card or voting instruction form that you received. You may also request a copy of a blank proxy card or voter instruction card be sent to you by mail and revoke your proxy by executing a subsequently-dated proxy or voter instructions card and mailing it in accordance with the instructions on the proxy card or voting instruction form that you received. You may also revoke your proxy by your attendance and voting in person at the Annual Meeting by following the instructions to vote in person that have been sent to you. Mere attendance at the Meeting will not revoke a proxy or voter instructions. We will vote the shares in accordance with the directions given in the last proxy or voter instructions submitted in a timely manner before the Annual Meeting. You may revoke your vote until the voting deadline set forth on your proxy card or voting instruction form. If you revoke your vote by mail, please be aware that we can recognize the revoked vote only if we receive it by close of business of the day before the Annual Meeting.

If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Meeting.

You are requested, regardless of the number of shares you own or your intention to attend the Meeting, to vote your shares as described above.

Solicitation of Proxies

The expenses of solicitation of proxies will be paid by the Company. We may solicit proxies by mail, and the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

Delivery of Proxy Materials to Households

Only one copy of the Company’s 2013 Annual Report (the “Annual Report”) and this Proxy Statement will be delivered to an address where two or more stockholders reside with the same last name or who otherwise reasonably appear to be members of the same family based on the stockholders’ prior express or implied consent.

If you share an address with at least one other stockholder, currently receive one copy of our Annual Report and Proxy Statement at your residence, and would like to receive a separate copy of our Annual Report and Proxy Statement for future stockholder meetings of the Company, please write to or call our Corporate Secretary at our address or phone number, as applicable, listed at the top of page one of this Proxy Statement and specify this preference in your request. The Company shall promptly, upon receipt of such request, undertake to deliver a separate copy of our Annual Report and Proxy Statement as requested. A copy of our Annual Report and this Proxy Statement are available for viewing online at our website www.camacenergy.com or the website www.proxyvote.com, which will allow you to vote your shares of common stock.

If you share an address with at least one other stockholder and currently receive multiple copies of our Annual Report and Proxy Statement, and you would like to receive a single copy of our Annual Report and Proxy Statement, please write to or call our Corporate Secretary at our address or phone number, as applicable, listed at the top of page one of this Proxy Statement and specify this preference in your request.

Holders of Shares of Common Stock Traded on the Johannesburg Stock Exchange

If you hold shares of Common Stock that are traded on the JSE and you have questions about this Proxy Statement or voting your shares, you may contact our transfer agent in South Africa at Link Market Services

South Africa (Pty) Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, 2001, South Africa (P.O. Box 4844, Johannesburg, 2000, South Africa).

Interest of Officers and Directors in Matters to Be Acted Upon

None of the Company’s officers or directors has any interest in any of the matters to be acted upon, except to the extent that a director is named as a nominee for election to the Board.

No Adverse Interests of Officers or Directors

None of the Company’s executive officers or directors is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Director Nominees and Executive Officers

Set forth below are the names of our current directors standing for re-election and current principal executive officers, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years. Directors are elected at each annual meeting of stockholders, and each executive officer serves until his resignation, death, or removal by the Board.

Name	Age	Position(s)
Dr. Kase Lukman Lawal	59	Chief Executive Officer, Chairman and Director
Dr. Lee Patrick Brown	76	Director
William J. Campbell	55	Director
J. Kent Friedman	70	Director
John Hofmeister	66	Director
Ira Wayne McConnell	61	Director
Hazel R. O’Leary	76	Director
Nicolas J. Evanoff	51	Senior Vice President, General Counsel and Secretary
Earl W. McNiel	55	Senior Vice President and Chief Financial Officer
Babatunde Omidele	59	Senior Vice President, Exploration and Production
Heidi Wong	55	Senior Vice President and Chief Administrative Officer

DR. KASE LUKMAN LAWAL.  Dr. Lawal has served on the Company’s Board since April 2010, as the Company’s Chairman since May 2010, and as the Company’s Chief Executive Officer since April 2011. As chairman of CAMAC International Corporation, Dr. Lawal leads a diverse group of affiliated companies that comprise one of the largest African-American owned corporations in the United States. Committed to public service, he has previously served as a commissioner on the Port of Houston Authority and currently serves as vice chairman of the Houston Airport Development System Corporation. He is also a member of the National Urban League’s Board of Directors, a former member of the Fisk University Board of Trustees, and a former member of President Obama’s Advisory Committee for Trade Policy and Negotiation. Dr. Lawal is a member of the board of directors and a majority shareholder in Unity National Bank, the only federally-insured and licensed African American-owned bank in Texas. Dr. Lawal earned a bachelor’s degree in chemistry from Texas Southern University and an MBA in finance and marketing from Prairie View A&M University in Prairie View, Texas. He was awarded an honorary doctorate in philosophy from Fort Valley (Georgia) State University and an honorary doctorate in humane letters from Texas Southern University.

DR. LEE PATRICK BROWN.  Dr. Brown has served on the Company’s Board since April 2010. Capping a career of public service dedicated to law enforcement, Dr. Brown was elected Mayor of the City of Houston on December 6, 1997, sworn in on January 2, 1998; and re-elected in 1999 and again in 2001, serving the maximum of three terms in office. Prior to his election as Mayor of the nation’s fourth-largest city, Dr. Brown served in President Clinton’s Cabinet as Director of the White House Office of National Drug Control Policy from 1993 to

1996. Dr. Brown rose through the law enforcement ranks: first as a patrolman with the San Jose, California Police Department; then as a Sheriff of Multnomah County, Oregon; followed by Commissioner of Public Safety in Atlanta, Georgia; Chief of Police in Houston, Texas; and Police Commissioner for New York City, New York.

Dr. Brown has an undergraduate degree in criminology from Fresno State University, a master’s degree in sociology from San Jose State University and holds a master’s degree and doctorate degree in criminology from the University California at Berkeley, where he also is an UC-Berkeley Fellow. He was selected as UC-Berkeley’s 2004 Alumnus of the Year. He also holds honorary doctorate degrees from Florida International University, Portland State University, State University of New York, Fresno State University, John Jay College of Criminal Justice, Paul Quinn College and Howard University. He is an honorary visiting professor at four universities in China.

Dr. Brown also has been a part time Professor at San Jose State University; Professor and Chairman of the Department of Administration of Justice at Portland State University; Associate Director of the Institute for Urban Affairs and Research and Professor of Public Administration at Howard University; University Professor at Texas Southern University; and a Senior Scholar at the James A. Baker III Institute for Public Policy and Professor of Sociology at Rice University. After leaving the Office of the Mayor, he served as a Visiting Scholar in the School of Social Sciences at Rice University.

Dr. Brown is currently the Chairman and CEO of Brown Group International and Chairman of the Board of Unity National Bank.

WILLIAM J. CAMPBELL.  Mr. Campbell has served on the Company’s Board since June 2011. He has nearly thirty years of experience in the legal, investment and energy industries with a diverse background in management, finance, legal, land and marketing. Since 2006, Mr. Campbell has served as owner and managing director of PPPCo-CB Energy, LLC, a Houston, Texas-based private oil and gas exploration and production company, and since 1997 Mr. Campbell has served as owner and managing director of CB Energy, LLC, a Houston, Texas-based private oil and gas exploration and production company. From 1991 to 1996, Mr. Campbell served as principal, vice president and corporate counsel of Houston, Texas-based Fremont Energy Corporation, a Bechtel Family company, where Mr. Campbell managed the company’s domestic and international energy asset portfolio and directed the company’s commercial, banking, and legal activities, and from 1985 through 1991, Mr. Campbell served as counsel and manager for Bechtel Investments, Inc. in Houston, Texas, managing its oil and gas marketing and land/legal operations. Mr. Campbell started his professional career at the Houston, Texas law firm of Reynolds, Allen & Cook.

Mr. Campbell is very active in community and civic affairs. His service includes: the Kinkaid School Board of Trustees of Houston since 2007, and its Advancement, Finance & Building Committees since 2002; the Board of Directors of the Houston Country Club from 2005 to 2007; the Institute for Molecular Medicine as a Founding Trustee and Scientific Advisory Board Member since 2001; the Development Board of the University of Texas Health Science Center since 1991 (Chairman Emeritus, 2002-2003); the Advisory Board of Amegy Bank of Texas, N.A. since 1998; the Endowment Board and a Junior Warden and Senior Council Representative of St. Martin’s Episcopal Church since 2004; the Board of the Daniel and Edith Ripley Foundation since 2005 and its treasurer; the Board of the Bayou City Pump Co. since 2010; a former member of the Advance Team Board of M.D. Anderson and the Texas Children’s Hospital Individuals Committee; and the Board of the Memorial Hermann Foundation since 2011, and a member of its Finance Committee.

Mr. Campbell earned his B.B.A. in Petroleum Land Management/Finance from the University of Texas at Austin, and his J.D. degree from South Texas College of Law, and also studied law at Cambridge University and completed the J.P. Morgan Corporate Finance Program, New York.

J. KENT FRIEDMAN.  Mr. Friedman has served on the Company’s Board since June 2011. He is a veteran corporate and transactional lawyer with a long history of contributing to the civic and cultural life of Houston, Texas. Mr. Friedman is currently a partner in the Public Law Practice Group in the Houston office of Haynes and

Boone, LLP, which he joined in January of 2011, and since May of 2000 has served as Vice Chairman of the Board and General Counsel of MAXXAM Inc., a Houston-based diversified, non-reporting public holding company with extensive interests in various businesses. Prior to joining MAXXAM, from 1982 to 1999 Mr. Friedman was a partner of the law firm Mayor, Day, Caldwell & Keeton, where he was one of the founding partners and served as the Managing Partner for over a decade.

During his career, Mr. Friedman has represented and served with numerous well-known institutions in Houston, including: as chairman of the board of the Harris County-Houston Sports Authority since 2007; as former chairman and on the advisory board of the Hermann Park Conservancy since 1995; as a director of the Harris County Precinct One Street Olympics since 1986; as a director of the Meineke Car Care Bowl since 2008; as a director of the Leo Baeck Educational Center Foundation since 1992; as a member of the Tulane University President’s Council since 2001; and as General Counsel of the Houston Astros from 1974 to 1976. He was also appointed as the Trustee of the Blind Trust established by Mayor Robert C. Lanier in 1992, and in that capacity was responsible for operating the various business enterprises of Mayor Lanier until he left office at the end of 1997.

Mr. Friedman earned B.B.A. and J.D. degrees from Tulane University and a Master of Laws Degree from Boston University.

JOHN HOFMEISTER.  Mr. Hofmeister has served on the Company’s Board since April 2010. Upon retirement from Shell Oil Company in July 2008, Mr. Hofmeister founded the not-for-profit (501(c) (3)), nationwide membership association, Citizens for Affordable Energy, which he currently heads. This Washington D.C.-registered, public policy education firm exists to promote sound U.S. energy security solutions for the nation, including a range of affordable energy supplies, efficiency improvements, essential infrastructure, sustainable environmental policies and public education on energy issues.

Mr. Hofmeister was named President of Houston-based Shell Oil Company in March 2005, heading the U.S. Country Leadership Team, which included the leaders of all Shell businesses operating in the United States. He became President after serving as Group Human Resource Director of the Shell Group, based in The Hague, The Netherlands.

A business leader who has participated in the inner workings of multiple industries for over 36 years, Mr. Hofmeister also has held key leadership positions in General Electric, Nortel and AlliedSignal (now Honeywell International). Mr. Hofmeister serves as Chairman of the National Urban League and is a member of the U.S. Department of Energy’s Hydrogen and Fuel Cell Technical Advisory Committee. He also serves as a non-executive director of Hunting PLC, a London-based supplier to the oil and gas industry (since August 2009), and Applus, a Carlyle-owned company in the test, inspection and certification industry. He serves on the boards of the Foreign Policy Association, Strategic Partners, LLC, the Gas Technology Institute and the Center for Houston’s Future. Mr. Hofmeister is a Fellow of the National Academy of Human Resources. He also is a past Chairman and serves as a Director of the Greater Houston Partnership.

Mr. Hofmeister earned Bachelor’s and Master’s Degrees in Political Science from Kansas State University.

IRA WAYNE McCONNELL.  Mr. McConnell has served on the Company’s Board since June 2011. He is the Managing Partner of Houston, Texas-based McConnell Jones Lanier & Murphy LLP, Certified Public Accountants, where he is responsible for guiding the strategic direction of the firm and has overall responsibility for management of administrative functions, accounting, and information technology and is also Partner-In-Charge of the firm’s assurance practice. He founded McConnell & Jones in July of 1987.

Mr. McConnell is also active in the public services sector, serving as a board member of the Houston Division of the American Heart Association since 2003, as a former board member and Chairman of the SouthWest Affiliate of the American Heart Association, and as the former Chairman of the Audit Committee of the American Heart Association National Board. Mr. McConnell also currently serves: on the Board of Directors for the Greater

Houston Partnership (since 2001) and is the current Chairman of the Audit and Finance Committees; on the Board of Governors of the Houston City Club (since 2008); on Grambling State University’s Black & Gold Foundation (since 2005); and on the Board of Directors for the United Way of the Texas Gulf Coast, where he has served on the Audit Committee since 2008, as the Audit Committee Chair since 2010, on the Executive Committee since 2010, and on the Finance Committee from 1996 to 1999. Mr. McConnell also previously served on the Houston Museum of African American Culture’s Board of Directors and as its Finance Committee Chair from 2005 to 2010.

Mr. McConnell earned his B.B.A. in Accounting from Grambling State University, and his M.B.A., Accounting, from Louisiana Tech University, and is a Certified Public Accountant licensed to practice in the states of Texas, Tennessee, Georgia, Illinois, New Jersey, and the District of Columbia, and is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants, and the Houston Chapter of the Texas Society of Certified Public Accountants.

HAZEL R. O’LEARY.  Ms. O’Leary has served on the Company’s Board since April 2010. From 2004 to January 2013, Ms. O’Leary served as the President of Fisk University in Nashville, Tennessee. She also currently serves on the board of directors of the ITC Holdings, Corp. She serves on the non-profit board of the Arms Control Association. Ms. O’Leary served as an assistant attorney general and assistant prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and served as Assistant Secretary of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named vice president and general counsel of O’Leary and Associates, a company focused on international economics and energy. She served in that capacity until 1989 and then returned as president from 1997 to 2001. In 1989, she became executive vice president for environmental and public affairs for the Minnesota Northern States Power Company and, in 1992, was promoted to president of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the Secretary of Energy during the first Clinton Administration from 1993 to 1997. She served as president and chief operating officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. She previously served on the Board of Directors of the UAL Corporation, the parent company of United Airlines, Scottish Re, Ltd. (a financial services and reinsurance company), ICF Kaiser International, Inc., an engineering, construction and consulting company and the AES Company, a global power producer. After earning a bachelor’s degree at Fisk University, Ms. O’Leary earned her law degree from Rutgers University School of Law. She is a member of the New Jersey State Bar Association and The District of Columbia Bar Association.

NICOLAS J. EVANOFF.  Mr. Evanoff has served as Senior Vice President, General Counsel and Secretary of the Company since September 2011. He previously served as Senior Vice President, General Counsel and Secretary of Frontera Resources Corporation (“Frontera”), an independent oil and gas exploration and production company operating in the country of Georgia, since September 2007. Prior to joining Frontera, he served as Vice President, General Counsel and Secretary of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company active in Kazakhstan and Russia, from 2005 to September 2007. From 1997 to 2004, he held senior legal and executive positions with two international drilling contractors, Pride International Inc., where he was Vice President-Corporate & Governmental Affairs, and Transocean Ltd., where he was Associate General Counsel and General Counsel, Asia & Middle East. Mr. Evanoff began his legal career with Baker Botts L.L.P. in Houston, Texas, where he practiced corporate and securities law from 1992 to 1997. Mr. Evanoff holds a B.S. in Chemical Engineering from Texas A&M University and a J.D. from the University of Houston Law Center, and studied law at the University of Kiel in Germany under a Fulbright Grant. Mr. Evanoff is a past member of the board of directors of the Houston World Affairs Council.

BABATUNDE OMIDELE.  Mr. Omidele has served as Senior Vice President, Business Development and New Ventures of the Company since September 2011 and was appointed Senior Vice President, Exploration and Production in March 2012. He previously served as Senior Vice President, Exploration and Production, for CAMAC International Corporation (“CIC”) since October 2008, and Managing Director of its affiliate, Allied Energy Plc (Nigeria) (“Allied”) since February 2009. Prior to joining CIC and Allied, Mr. Omidele worked for

28 years with Shell companies in Nigeria, the United Kingdom, and the United States, serving in various positions, including as Regional Resource Volume Manager (Africa), Team Lead – Deepwater Integrated Projects, Subsurface Coordinator –Deepwater Integrated Projects, Senior Staff Reservoir & Production Engineer, and Senior Petroleum Engineer. Mr. Omidele holds a bachelor’s degree in Petroleum Engineering from the University of Ibadan, Nigeria, and a master’s degree in Petroleum Engineering from the University of Houston.

EARL W. MCNIEL.  Mr. McNiel was appointed Senior Vice President and Chief Financial Officer in February 2013 and previously served as Interim Chief Financial Officer of the Company since March 2012. He has more than thirty years of experience with public companies, primarily in the energy and waste management industries, and has broad experience in the areas of corporate finance, mergers and acquisitions, and financial reporting. From 2009 until joining the Company, he managed private investments and worked as a consultant to oil and gas and alternative energy companies. From 2004 to 2009, he served as Vice President and Chief Financial Officer of Transmeridian Exploration Incorporated, an independent oil and gas exploration and production company. From 1994 to 2004, he was a senior executive with Pride International, Inc., an international oilfield service provider and drilling contractor, serving as Chief Financial Officer, Vice President of Planning & Corporate Development, and Chief Accounting Officer. Prior to joining Pride, Mr. McNiel served as a senior financial executive with several waste management companies and an oilfield service company. He began his career in public accounting with a major international accounting firm. Mr. McNiel holds a B.B.A. from Baylor University in Waco, Texas.

HEIDI WONG.  Ms. Wong was appointed as Senior Vice President and Chief Administrative Officer in September 2013. She originally joined the Company in 2008 and served in various roles, including Vice President of Business Planning and Strategy and Managing Director of the Company’s China operations. As Vice President of all China operations, she managed all aspects of in-country business development and government relations. Ms. Wong worked for more than two decades in business development, government liaison and commercial affairs in the Chinese energy market with both Texaco and Chevron. She held multiple key positions, including: Director of Marketing and Government Affairs for Texaco China, General representative for Texaco in Beijing prior to the Texaco-Chevron merger, Vice President of Business Development and External Affairs for ChevronTexaco China Energy Co., following the merger. Ms. Wong holds an MBA degree from Wuhan University and is a current member of the Association of International Petroleum Negotiators, and The Society of Petroleum Engineers.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value, and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on the Company’s website at http://www.camacenergy.com. Printed copies of these guidelines may be obtained, without charge, by contacting the Company at: Corporate Secretary, CAMAC Energy Inc., 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

Board and Board Committees

There are currently seven directors serving on the Company’s Board: Dr. Kase Lukman Lawal, Dr. Lee Patrick Brown, William J. Campbell, J. Kent Friedman, John Hofmeister, Ira Wayne McConnell, and Hazel R. O’Leary.

The Board has established three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees. The Board has approved and adopted a written charter for each of the committees, which charters are available via the Company’s website at http://www.camacenergy.com. Printed copies of these charters may be obtained, without charge, by contacting the Company at: Corporate Secretary, CAMAC Energy Inc., 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

During the fiscal year ended December 31, 2013, the Board held a total of eight meetings. Each director attended all of the total number of meetings of the Board. We do not have a policy requiring Board members to attend the annual meeting of our stockholders. All members of the Board who were members of the Board on the date of our 2013 annual meeting of stockholders attended our 2013 annual meeting of stockholders.

Governance Structure

The Company’s Board appointed Dr. Kase Lawal to act as Chairman of the Board starting in May 2010. In April 2011, Dr. Lawal assumed the additional position of Chief Executive Officer. The Board has not designated a lead independent director. The Board believes this leadership structure is appropriate because Dr. Lawal is the director most familiar with the Company’s business and area of focus in the African petroleum exploration and production industry, and as such is positioned to most effectively identify strategic priorities and lead discussion and execution of strategy. The Chief Executive Officer brings Company-specific experience and expertise, while the Company’s independent directors bring experience, oversight, and expertise from outside the Company and its industry. The Board believes that the combined role of Chief Executive Officer and Chairman promotes the development and execution of the Company’s strategy and facilitates the flow of information between management and the Board, which is essential to effective corporate governance.

We encourage our shareholders to learn more about our Company’s governance practices at our website, http://www.camacenergy.com.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

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The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal controls and external audit functions. The Audit Committee members meet separately with representatives of the independent auditing firm.

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The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

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The Nominating and Corporate Governance Committee oversees Company corporate governance matters in accordance with the Company’s Corporate Governance Guidelines, and establishes and maintains reasonable qualifications for persons serving as directors, identifies individuals qualified to become Board members, and nominates qualified candidates for election to the Board and appointment to fill vacancies on the Board.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Nominating and Corporate Governance Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Nominating and Corporate Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities, including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company’s services are performed in various countries around the world and significant areas of future growth are located outside of the United States. The Company’s business is truly global and multicultural. Therefore, the Board believes that international experience or specific knowledge of key geographic growth areas and diversity of professional experiences should be represented on the Board. The Company’s business is multifaceted and involves complex financial transactions in various countries. Therefore, the Board believes that the Board should include some Directors with a high level of financial literacy and some Directors who possess relevant business experience as a Chief Executive Officer or President. Our business involves complex technologies in a highly-specialized industry. Therefore, the Board believes that extensive knowledge of the Company’s business and the energy industry should be represented on the Board. The Company’s business also requires compliance with a variety of regulatory requirements across a number of countries and relationships with various governmental entities. Therefore, the Board believes that governmental, political or diplomatic expertise should be represented on the Board.

Summary of Qualifications of Director Nominees

Set forth below is a tabular disclosure of some of the specific qualifications, attributes, skills and experiences of our Director Nominees.

Dr. Kase Lukman Lawal	•	Global leadership position as Chairman of CAMAC International Corporation

•	Experience in directing global petroleum exploration and development operations and investments, with extensive experience in petroleum operations and investments in Africa

•	Experience with petroleum industry regulatory requirements and governmental entities in various foreign countries, including Nigeria

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Public finance, policy and leadership experience as the current vice chairman of the Houston Airport Development System Corporation and as a former commissioner on the Port of Houston Authority and former member of President Obama’s Advisory Committee for Trade Policy and Negotiation

•	Outside board experience as director of Unity National Bank

•	Outside board experience at non-profit organizations (the National Urban League and, formerly, the Fisk University Board of Trustees)

Dr. Lee Patrick Brown	•	Outside board and management experience as current Chairman and CEO of Brown Group International and Chairman of the Board of Unity National Bank

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Leadership, governmental and political experience as former Mayor of the City of Houston, Director of the White House Office of National Drug Control Policy under President Clinton, Police Commissioner of New York City, Chief of Police in Houston and Commissioner of Public Safety in Atlanta, Georgia

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Academic/administration experience at major universities such as San Jose State University, Portland State University, Howard University, Texas Southern University and Rice University, and an honorary visiting professor at four universities in China

•	Recognition by UC-Berkeley as 2004 Alumnus of the Year

William J. Campbell	•	Operational and leadership experience in the oil and gas industry as owner and managing director of PPPCo-CB Energy, LLC and CB Energy LLC, domestic oil and gas exploration and production companies

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Formerly principal, vice president and corporate counsel of Fremont Energy Corporation, a Bechtel Family company, with responsibility for managing domestic and international energy asset portfolios, and commercial, banking and legal activities

•	Outside board experience at non-profit organizations (The Kinkaid School of Houston, Institute for Molecular Medicine, University of Texas Health Science Center, Daniel and Edith Ripley Foundation)

•	Member of the Advisory Board of Amegy Bank of Texas, N.A.

J. Kent Friedman	•	Legal experience currently as partner in the Public Law Practice Group in the Houston Office of Haynes and Boone, LLP in Houston and formerly as managing partner in the firm Mayor, Day, Caldwell & Keeton

•	Outside board experience as former Vice Chairman of the Board and General Counsel of MAXXAM Inc., a holding company with extensive diversified business interests

•	Chairman of the Board of Harris County - Houston Sports Authority (Texas)

•	Outside board experience at non-profit organizations (Hermann Park Conservancy, Leo Baeck Educational Center Foundation, Harris County Precinct One Street Olympics)

•	Member of Tulane University’s President’s Council

John Hofmeister	•	Global leadership position as former President of Shell Oil Company

•	International regulatory and governmental experience as former Group Human Resource Director for the Shell Group, based in The Hague, The Netherlands, and as President of Shell Oil Company

•	Experience in key leadership positions in multiple companies across multiple industries (General Electric, Nortel and AlliedSignal (now Honeywell International))

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Outside board and public policy experience as a director of Hunting PLC and Applus, and former director of Lufkin Industries Inc., and a director of the Foreign Policy Association, Strategic Partners, LLC, the Gas Technology Institute and the Center for Houston’s Future

•	Outside experience as a member of advisory boards (the U.S. Department of Energy’s Hydrogen and Fuel Cell Technical Advisory Committee)

•	Outside board experience at non-profit organizations (the National Urban League and the Greater Houston Partnership)

•	Affiliations with leading business and public policy associations (the National Academy of Human Resources and the Center for Houston’s Future)

Ira Wayne McConnell	•	Financial expertise as Certified Public Accountant and Managing Partner of McConnell Jones Lanier & Murphy LLP, Certified Public Accountants

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Outside non-profit board experience at the Houston Division and, formerly, SouthWest Affiliate of the American Heart Association, including as chairman of the Audit Committee of the American Heart Association National Board

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Outside non-profit board experience at United Way of the Texas Gulf Coast (including on the Executive Committee and as chairman of the Audit Committee), and at Greater Houston Partnership (including as chairman of the Audit and Finance Committees)

•	Member of American Institute of Certified Public Accountants and Texas Society of Certified Public Accountants

Hazel R. O’Leary	•	Leadership experience as former President of Fisk University

•	Outside board and public policy experience as current member of the boards of directors of leading business and public policy organizations

(ITC Holdings, Corp., Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund and Arms Control Association) and former director of AES Corporation

•	Leadership and legal experience as former assistant attorney general and assistant prosecutor in the State of New Jersey and as general counsel and executive officer of O’Leary and Associates

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Governmental, regulatory and political experience as former U.S. Secretary of Energy, appointee to the Federal Energy Administration and the Department of Energy and former executive for the Minnesota Northern States Power Company

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Leadership, finance and accounting experience as former president and chief operating officer for the investment banking firm Blaylock and Partners and former principal at the accounting firm of Coopers and Lybrand

Independent Directors

The Board has determined that the majority of the current directors are “independent directors” as that term is defined in Section 803A of the NYSE MKT Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except for Dr. Kase Lukman Lawal, all current directors are independent.

Audit Committee

The Board’s Audit Committee consists of Messrs. McConnell (Chairman), Campbell and Friedman and Ms. O’Leary. The Board has determined that Messrs. Campbell, Friedman, and McConnell and Ms. O’Leary are independent within the meaning of Section 803A of the NYSE MKT Company Guide and Rule 10A-3 of the Exchange Act. Each current Audit Committee member meets NYSE MKT’s financial literacy requirements. The Board has named Mr. McConnell, who meets the NYSE MKT’s professional experience requirements, as its audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The primary function of the Audit Committee is to assist the Board by reviewing the financial information that will be provided to the stockholders and others, the preparation of our internal financial statements and our audit and financial reporting process, including internal control over financial reporting. In addition, our Audit Committee is responsible for maintaining free and open lines of communication among the Committee, the independent auditors and management. Our Audit Committee consults with our management and independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. The Committee is also responsible for considering, appointing and establishing fee arrangements with our independent auditors and, if necessary, dismissing them. It is not responsible for preparing our financial statements or for planning or conducting the audits.

All members of the Audit Committee met by telephone or in person four times in 2013. Meetings occurred after the end of each of the fiscal quarters ended December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013, prior to public release of the financial statements for the respective periods.

The Report of the Audit Committee regarding the audited financial statements of the Company for the year ended December 31, 2013 follows.

CAMAC ENERGY INC.

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE REPORT

April 30, 2014

The Audit Committee of the Board has furnished the following report:

As noted in the Audit Committee’s charter, management of CAMAC Energy Inc. (the “Company”) is responsible for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The Audit Committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The Audit Committee has discussed with the independent registered public accounting firm, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, as amended (now AICPA, Professional Standards, Vol. 1. AU Section 380, Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2013 for filing with the SEC.

Ira Wayne McConnell, Chair

William J. Campbell, Member

J. Kent Friedman, Member

Hazel R. O’Leary, Member

Compensation Committee

The Board’s Compensation Committee consists of Mr. Hofmeister (Chairman), Dr. Brown, Mr. Campbell and Mr. McConnell. The Board has determined that Mr. Hofmeister, Dr. Brown, Mr. Campbell and Mr. McConnell are each an “independent” director, as that term is defined in Section 803A of the NYSE MKT Company Guide and Rule 10A-3 under the Exchange Act.

The Compensation Committee is responsible for: (a) reviewing the Company’s compensation programs to determine that they effectively and appropriately motivate performance that is consistent with the Company’s business goals and tie executives’ financial interests to those of the stockholders; (b) assuring that the Chief Executive Officer’s annual objectives are consistent with the Company’s business goals and are explicit, and that performance against these objectives is reviewed annually; (c) defining, overseeing and ensuring that the Company develops and maintains a program of management succession planning, particularly with respect to the position of Chief Executive Officer; and (d) such other matters as are specifically delegated to the Compensation Committee by our Board from time to time or which are otherwise included in the Compensation Committee’s charter. The Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee also has the authority to retain compensation consultants as it deems necessary. The Compensation Committee did not engage an independent compensation consultant during the past fiscal year. The Chief Executive Officer makes recommendations concerning the performance and compensation of the Company’s other executive officers. The Compensation Committee assesses these recommendations, with input and guidance from the Company’s independent compensation consultant, if and as appropriate, and makes final determinations as to the amount and form of all executive officers’ and directors’ compensation.

All members of the Compensation Committee met three times in fiscal year 2013 by telephone or in person.

Nominating and Corporate Governance Committee

The Board’s Nominating and Corporate Governance Committee consists of Dr. Brown (chairman), Messrs. Friedman and Hofmeister, and Ms. O’Leary. Each of Dr. Brown, Messrs. Friedman and Hofmeister, and Ms. O’Leary is an “independent” director, as that term is defined in Section 803A of the NYSE MKT Company Guide and Rule 10A-3 under the Exchange Act. Dr. Brown was also appointed as Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has the responsibility to oversee Company corporate governance matters in accordance with the Company’s Corporate Governance Guidelines and to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election. Each of the director nominees included herein is recommended and approved by the Nominating and Corporate Governance Committee. In addition, it is the responsibility of the Committee to make recommendations to the Board regarding the size and composition of the Board or any committee thereof, identify individuals believed to be qualified to become Board members or fill vacancies on committees of the Board, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of stockholders. The Committee is also charged with monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance, as well as such other matters that are specifically delegated to the Committee by the Board from time to time or which are otherwise included in the Committee’s charter.

The Board has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills relevant to our business. The Nominating and Corporate Governance Committee selects candidates for directors based on their character, judgment, diversity of experience relevant to our business, business acumen and ability to act on behalf of all stockholders. Each director nominee is also selected based on his or her experience in management, accounting and finance, knowledge of industry and technology, personal and professional ethics and willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. For information about the specific minimum qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by its director nominees, see “Corporate Governance–Director Qualifications” above.

All members of the Nominating and Corporate Governance Committee met two times by telephone or in person.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other employees. Among other provisions, the Code sets forth standards for honest and ethical conduct, full and fair disclosure in public filings and stockholder communications, compliance with laws, rules and regulations, reporting of code violations and accountability for adherence to the Code. The text of the Code has been posted on the Company’s website at www.camacenergy.com. A copy of the Code can be obtained free of charge upon written request to: Corporate Secretary, CAMAC Energy Inc., 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056.

If the Company makes any amendment to, or grants any waivers of, a provision of the Code that applies to our principal executive officer or principal financial officer and that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons for the amendment or waiver on our website.

During the fiscal year ended December 31, 2013, there were no waivers of our Code of Ethics.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation Decision Making Process

The Role of the Compensation Committee

The Board delegates to the Compensation Committee responsibility for establishing the compensation of its executive officers, pursuant to a written charter adopted by the Board and posted on the Company’s website at www.camacenergy.com. Each of the four members of the Compensation Committee meets the independence requirements contained in the NYSE MKT Company Guide. The Compensation Committee currently consists of four independent, non-management members of the Board: John Hofmeister (Chairman), Dr. Lee Brown, William Campbell, and Ira McConnell.

The Compensation Committee is responsible for the oversight and administration of the Company’s base salary, annual incentive, long-term incentive compensation, and benefit programs for executive officers. The Compensation Committee’s key compensation responsibilities are:

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To monitor the elements of compensation for the Chief Executive Officer and executive officers to determine whether such programs are properly achieving their intended purpose of aligning executive compensation and Company performance, and do not promote adverse risk-taking that could be detrimental to the Company or shareholders;

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To ensure our compensation programs are able to attract, retain, and motivate qualified executive level talent that is fair, reasonable, and competitive for the purpose of increasing shareholder value;

•	To review the results of shareholder advisory votes on executive compensation and consider whether to make adjustments based on those advisory votes;

•	To assist in the establishment of corporate goals and objectives relating to the incentive compensation programs of the executive officers;

•	To review and approve any equity-based compensation plans that are not subject to shareholder approval;

•	To approve employment, severance, change-in-control, and retention agreements and amendments to those agreements to executive officers;

•	To make recommendations to the Board regarding the adoption or modification of any stock ownership guidelines applicable to executive officers or directors; and

•	To monitor, assess, and implement market competitive compensation for the Board.

The Compensation Committee believes that its members and the compensation consultant’s collective experiences and judgment are as important as the data it utilizes to assess our compensation programs. The Compensation Committee gives consideration to each executive officer’s personal contributions to the Company, qualifications, and individual performance when assessing each executive’s compensation.

The Role of the Compensation Consultant

For fiscal year 2013, the Compensation Committee engaged Longnecker & Associates (“L&A” or the “Consultant”), an independent executive compensation consulting firm, to provide the Compensation Committee with market data and advice regarding executive compensation packages in our industry as well as conduct an annual review of our total direct compensation programs (base salary, annual incentive and long-term incentive) of our 2013 NEOs to assess the market competitiveness of such packages. L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Committee took into consideration the discussions, guidance and compensation studies produced by L&A in order to make market competitive compensation decisions. L&A does not provide to the Committee any services or advice on matters unrelated to executive compensation and reports directly to and takes direction from the Chair of the Compensation Committee. The Compensation Committee has determined that the advice provided by L&A pursuant to executive compensation was free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee.

2013/2014 Equity Awards

Dr. Kase L. Lawal

The Committee granted Dr. Lawal 2,051,282 shares of restricted common stock on March 12, 2014. The shares vest 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date, subject to continued service as an officer or director of the Company on the vesting dates.

Mr. Babatunde Omidele

The Committee granted Mr. Omidele (i) options to purchase 535,714 shares of common stock on February 21, 2014 at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant, and (ii) 394,737 shares of restricted common stock on March 12, 2014, vesting 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date. The Committee granted Mr. Omidele the following awards on April 8, 2013: (i) 480,778 shares of restricted common stock, vesting 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date, and (ii) options to purchase 1,277,009 shares of common stock at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant. All awards are subject to continued service on the vesting dates.

Mr. Earl W. McNiel

The Committee granted Mr. McNiel (i) options to purchase 351,190 shares of common stock on February 21, 2014 at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant, and (ii) 258,772 shares of restricted common stock on March 12, 2014, vesting 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date. In connection with Mr. McNiel’s appointment as Senior Vice President and Chief Financial Officer, on February 27, 2013 the Committee granted Mr. McNiel the following awards: (i) 426,090 shares of restricted common stock of the Company, vesting 50% on the one year anniversary of the grant date and the remainder on the two year anniversary of the grant date, and (ii) options to purchase 1,947,840 shares of common stock at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant. In addition, the Committee granted Mr. McNiel the following awards on April 8, 2013: (i) 497,948 shares of restricted common stock vesting 50% on the one year anniversary of the grant date and the remainder on the two year anniversary of the grant date and (ii) options to purchase 1,322,617 shares of common stock at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant. All awards are subject to continued service on the vesting dates.

Mr. Nicolas J. Evanoff

The Committee granted Mr. Evanoff (i) options to purchase 433,036 shares of common stock on February 21, 2014 at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant, and (ii) 319,079 shares of restricted common stock on March 12, 2014, vesting 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date. The Committee granted Mr. Evanoff the following awards on April 8, 2013: (i) 384,623 shares of restricted common stock vesting 50% on the one year anniversary of the grant date and the remainder on the two-year anniversary of the grant date and (ii) options to purchase 1,021,608 shares of common stock at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant. All awards are subject to continued service on the vesting dates.

Heidi Wong

The Committee granted Ms. Wong (i) options to purchase 217,014 shares of common stock on February 21, 2014 at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant, and (i) 159,905 shares of restricted common stock on March 12, 2014, vesting 50% on the one-year anniversary of the grant date and the remainder on the two-year anniversary of the grant date. In connection with Ms. Wong’s appointment as Senior Vice President and Chief Administrative Officer, on August 21, 2013 the Committee granted Ms. Wong the following awards: (i) 426,090 shares of restricted common stock, vesting 50% on the one year anniversary of the grant date and the remainder on the two-year anniversary of the grant date, and (ii) options to purchase 1,947,840 shares of common stock at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant. In addition, in connection with Ms. Wong’s relocation to Houston, on January 1, 2013 the Committee granted Ms. Wong options to purchase 243,480 shares of common stock at the grant date closing market price, vesting in one-third annual installments on the respective anniversary dates of the grant. All awards are subject to continued service on the vesting dates.

Employee Retirement Benefits and Perquisites

401(k) Plan

In 2007, the Company adopted a defined contribution 401(k) plan for its U.S. employees. All eligible employees, including the NEOs, may participate in our 401(k) plan. The plan is a tax-qualified, defined contribution retirement plan, which is designed to assist participants with saving for retirement. Eligible employees, including NEOs, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. The Company makes matching contributions equal to the amount of 200% of each employee’s contribution, up to a maximum of 3% of compensation each pay period. Company contributions are immediately vested to the employee.

Perquisites and Other Personal Benefits

We provide the NEOs with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain our employees for key positions. The Committee has determined that the following other perquisites are reasonable for some or all of our NEOs, including: health and welfare benefits and premiums on life insurance. Attributed costs of the personal benefits and perquisites that are described above for the NEOs for the fiscal year ended December 31, 2013 are included in the “Summary Compensation Table”. The general benefits offered to our NEOs are reviewed by our Committee each year in conjunction with the annual review of executive officer compensation.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements and Post-Termination Benefits

The Company has entered into employment agreements or compensation arrangements with some of its executive officers, as described below.

Compensation Arrangement with Dr. Kase Lukman Lawal

The Board adopted, effective March 11, 2014, a plan of compensation for Dr. Kase Lukman Lawal, the Company’s Chairman and Chief Executive Officer. Under the plan, Dr. Lawal will receive an annual base salary of $400,000 and a discretionary cash performance bonus each year targeted at between 0-100% of his annual base salary, as determined by the Board. He will also be considered for annual grants of restricted stock and options of $800,000 at the discretion of the Board under the Company’s 2009 Equity Incentive Plan. In addition, in recognition of his service as Chairman and Chief Executive Officer without compensation since April 2011, the Board has granted Dr. Lawal a special bonus of $1.6 million, payable in restricted stock under the Company’s 2009 Equity Incentive Plan, effective March 12, 2014. The restricted stock grant will vest 50% on the one-year anniversary of the date of grant and the balance on the two-year anniversary of the date of grant, subject to continued service with the Company on each such anniversary date. Other than this compensation arrangement, Dr. Lawal does not have an employment agreement with the Company.

Employment Agreement with Babatunde Omidele

Effective September 1, 2011 the Company and Mr. Omidele entered into an Employment Offer Letter (the “Omidele Employment Agreement”) pursuant to which Mr. Omidele became a full-time employee of the Company as Senior Vice President, Business Development & New Ventures. Pursuant to the Omidele Employment Agreement, Mr. Omidele receives an annual base salary of $300,000. Additionally Mr. Omidele received (i) a one-time stock option award of 1,947,840 shares of the Company’s common stock, vesting in 1/3 annual installments on each of the first three anniversaries of the date of hire, and (ii) a one-time award of 426,090 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of the date of hire, subject in each case to Mr. Omidele’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Mr. Omidele is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of his then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Mr. Omidele’s employment without Cause (as defined in the Omidele Employment Agreement), (i) the Company must pay to Mr. Omidele an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Mr. Omidele for up to 12 months for the excess, if any, of his cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Mr. Omidele would have paid for such coverage had Mr. Omidele remained an employee of the Company.

Employment Agreement with Earl W. McNiel

Effective February 27, 2013 the Company and Mr. McNiel entered into an Employment Offer Letter (the “McNiel Employment Agreement”) pursuant to which Mr. McNiel became a full-time employee of the Company as Senior Vice President and Chief Financial Officer. Pursuant to the McNiel Employment Agreement, Mr. McNiel receives an annual base salary of $295,000. Additionally Mr. McNiel received (i) a one-time stock option award of 1,947,840 shares of the Company’s common stock, vesting in 1/3 annual installments on each of the first three anniversaries of the date of hire, and (ii) a one-time award of 426,090 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of the date of hire, subject in each case to Mr. McNiel’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Mr. McNiel is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of his then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Mr. McNiel’s employment without Cause (as defined in the McNiel Employment Agreement), (i) the Company must pay to Mr. McNiel an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Mr. McNiel for up to 12 months for the excess, if any, of his cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Mr. McNiel would have paid for such coverage had Mr. McNiel remained an employee of the Company.

Employment Agreement with Nicolas J. Evanoff

Effective September 7, 2011 the Company and Mr. Evanoff entered into an Employment Offer Letter (the “Evanoff Employment Agreement”) pursuant to which Mr. Evanoff became a full-time employee of the Company as Senior Vice President, General Counsel and Secretary. Pursuant to the Evanoff Employment Agreement, Mr. Evanoff receives an annual base salary of $291,000. Additionally Mr. Evanoff received (i) a one-time stock option award of 1,947,840 shares of the Company’s common stock, vesting in 1/3 annual installments on each of the first three anniversaries of the date of hire, and (ii) a one-time award of 426,090 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of the date of hire, subject in each case to Mr. Evanoff’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Mr. Evanoff is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of his then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Mr. Evanoff’s employment without Cause (as defined in the Evanoff Employment Agreement), (i) the Company must pay to Mr. Evanoff an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Mr. Evanoff for up to 12 months for the excess, if any, of his cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Mr. Evanoff would have paid for such coverage had Mr. Evanoff remained an employee of the Company.

Employment Agreement with Heidi Wong

Effective September 1, 2013 the Company and Ms. Wong entered into an Executive Offer Letter (the “Wong Employment Agreement”) which replaced and superseded the prior employment agreement, dated as of November 24, 2013, between Ms. Wong and the Company. Pursuant to the Wong Employment Agreement, while serving as Senior Vice President and Chief Administrative Officer, Ms. Wong receives an annual base salary of $250,000. Additionally Ms. Wong received (i) a one-time stock option award of 1,947,840 shares of the Company’s common stock effective August 21, 2013, vesting in 1/3 annual installments on each of the first three anniversaries of such date, and (ii) a one-time award of 426,090 restricted shares of the Company’s common stock, vesting 50% on each of the first two anniversaries of such date, subject in each case to Ms. Wong’s continued service on such anniversary dates. Both the option award and restricted stock award were made under the Company’s 2009 Equity Incentive Plan. Ms. Wong is also eligible for a discretionary cash performance bonus each year targeted at between 0% and 100% of her then-current base salary, as well as additional equity grants, at the discretion of the Company’s Board. In addition, if the Company terminates Ms. Wong’s employment without Cause (as defined in the Wong Employment Agreement), (i) the Company must pay to Ms. Wong an amount equal to the base salary plus target annual bonus as determined by the Board for the year of termination, (ii) any outstanding restricted stock and stock options will have their vesting period immediately accelerated by 12 months, with all vested Company stock options (including accelerated options) remaining exercisable for a period of 12 months following the date of separation, in exchange for a full release of all claims against the Company and its related parties, and (iii) the Company will reimburse Ms. Wong for up to 12 months for the excess, if any, of her cost of COBRA Continuation Coverage under the Company’s group medical plan above the amount Ms. Wong would have paid for such coverage had Ms. Wong remained an employee of the Company.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any executive officer unless such compensation is paid pursuant to a qualified performance-based compensation plan. All compensation awarded to our executive officers in 2013 is expected to be tax deductible. The Board considers such deductibility and the potential cost to the Company when granting awards and considering salary changes.

The Company accounts for equity awards under the provisions of Accounting Standards Codification Topic 718, Stock Compensation (ASC 718). The Company charges the estimated fair value of option and restricted stock awards to income over the time of service provided by the employee to earn the award, typically the vesting period. The fair value of options is measured using the Black-Scholes option pricing model. The fair value of non-vested stock awards issued under the Company’s 2007 Stock Plan was measured by the fair market value of common stock of the Company determined in accordance with the 2007 Stock Plan as the mean between the representative bid and asked prices on the close of business the day immediately prior to the grant date as reported by Pink Sheets LLC, with no discount for vesting period or other restrictions. The fair value of non-vested stock awards issued under the Company’s 2009 Equity Incentive Plan is measured by the fair market value of common stock of the Company determined in accordance with the 2009 Equity Incentive Plan as the closing sales price for such stock as quoted on the NYSE MKT exchange on the date of grant, with no discount for vesting period or other restrictions. The compensation expense to the Company under ASC 718 is one of the factors the Board considers in determining equity awards to be granted, and also may influence the vesting period chosen.

Stock Ownership Guidelines

The Board has not established stock ownership guidelines for any of the non-employee directors of the Company or any executive officers of the Company.

Securities Trading Policy

Our securities trading policy provides that executive officers, including the NEOs, and our directors, may not, among other things, purchase or sell Company stock except during certain windows of time and under the other conditions contained in our policy.

Executive Compensation

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All other Compensation ($)	Total ($)
Dr. Kase Lukman Lawal	2013	- (1)	-	-	-	-	-
Chief Executive Officer	2012	- (1)	-	-	-	-	-

Babatunde Omidele	2013	294,808	192,000	139,999	313,358	16,288(6)	956,453
Senior Vice President, Exploration and Production	2012	280,000	105,000	112,000	183,867	-	680,867

Earl M. McNiel	2013	245,510	141,600	248,249	689,879	60,134(5) (6)	1,385,371
Senior Vice President, Chief Financial Officer (4)	2012	-	65,250	-	-	236,178(5)	301,428

Nicolas J. Evanoff	2013	288,225	174,600	112,000	250,686	17,266(6)	842,778
Senior Vice President, General Counsel and Secretary	2012	280,000	105,000	112,000	183,867	17,517(6)	698,384

Heidi Wong	2013	210,000	81,667	122,500	577,543	32,600(6)(8)	1,024,310
Senior Vice President, Chief Administrative Officer(7)

1)	For the years 2012 and 2013, Dr. Lawal received no cash or other compensation for this position.

2)	Represents bonus awarded by Board and the Compensation Committee in the designated fiscal year and paid in the following year.

3)

Represents the grant date fair value of restricted common stock and options awards for each of the years presented. The assumptions used in estimating the grant date fair value of option awards are found in the Notes to Consolidated Financial Statements, Note 9 (“Stock Based Compensation”) in the Company’s 2013 Annual Report on Form 10-K.

4)	Mr. McNiel was appointed Interim Chief Financial Officer on March 1, 2012 and Chief Financial Officer on February 27, 2013.

5)

Represents amounts paid pursuant to an Executive Consulting Agreement as Interim Chief Financial Officer of the Company from March 1, 2012 to December 31, 2012 and from January 1, 2013 to February 27, 2013.

6)	Represents Company 401(k) plan contributions in the respective years, provided on the same basis as for all U.S. employees.

7)	Ms. Wong was appointed Senior Vice President and Chief Administrative Officer in September 2013. Previously, Ms. Wong served as Vice President, Business Planning and Strategy.

8)	Includes a $20,000 relocation bonus paid to Ms. Wong in January 2013.

Grants of Plan-Based Awards in 2013

The following table sets forth information concerning grants of plan-based awards to Named Executive Officers under the 2009 Equity Incentive Plan and approved by the Compensation Committee of the Board during fiscal year 2013.

Name	Grant Date	Stock Awards: Number of Shares of Common Stock (#)(1)	Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Stock and Option Awards ($/Share) (3)	Closing Stock Price on Date of Awards ($/Share) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)

Dr. Kase L. Lawal	—	—	—	—	—	—

Babatunde Omidele	4/8/2013	480,778		0.29	0.29	139,999
	4/8/2013		1,277,009	0.29	0.29	313,358

Earl W. McNiel	2/27/2013	426,090		0.24	0.24	103,250
	2/27/2013		1,947,840	0.24	0.24	365,330
	4/8/2013	497,948		0.29	0.29	144,999
	4/8/2013		1,322,617	0.29	0.29	324,549

Nicolas J. Evanoff	4/8/2013	384,623		0.29	0.29	112,000
	4/8/2013		1,021,608	0.29	0.29	250,686

Heidi Wong	1/1/2013	—	243,480	0.25	0.25	48,000
	8/21/2013	426,090	—	0.29	0.29	122,500
	8/21/2013	—	1,947,840	0.29	0.29	529,544

1)	Represents shares of restricted stock. The shares vest 50% on the one year anniversary of the grant date and 50% on the two year anniversary of the grant date, subject to continued service.

2)	Represents grant of stock options. Vesting in one-third annual installments on the grant date anniversary, subject to continued service.

3)	The exercise or the base price of restricted stock and option awards is equal to the closing price of the Company’s common stock as reported by the NYSE MKT on the grant date.

4)	Aggregate grant date fair value of restricted stock and stock options computed in accordance with ASC Topic 718.

2007 Stock Plan

The Company’s Board and stockholders approved and adopted the 2007 Stock Plan on May 7, 2007 (the “2007 Plan”). The 2007 Plan provides for the grant of restricted stock, incentive and/or non-qualified options, and stock appreciation rights (“SARs”) to employees, directors and consultants of the Company to purchase up to an aggregate of 4,000,000 shares of common stock. Upon adoption of the 2009 Equity Incentive Plan by the Board in June 2009, the Company’s Board resolved to (i) discontinue further grants and awards of equity securities under the 2007 Plan, except the issuance of Company stock upon exercise of issued and outstanding options issued pursuant to the 2007 Plan, and (ii) amend the 2007 Plan to reduce the number of shares available for issuance under the 2007 Plan to 2,622,000 from 4,000,000, and to further reduce the number of shares available for issuance thereunder by such number of shares that from time to time may be returned for issuance under the 2007 Plan upon expiration or termination of any option issued thereunder or repurchase of any restricted stock issued thereunder, and to return all such shares to the Company’s treasury.

The purpose of the 2007 Plan was to provide participants with incentives that would encourage them to acquire a proprietary interest in, and continue to provide services to, the Company, and to attract new employees, directors and consultants with outstanding qualifications. The 2007 Plan is administered by the Compensation Committee on behalf of the Board which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 2007 Plan.

Pursuant to the 2007 Plan, the Company could from time to time grant its employees, directors and consultants restricted stock and options to purchase shares of, and SARs with respect to, the Company’s common stock at exercise prices determined by the Board. The exercise price of incentive stock options may not be less than 110% of the fair market value of common stock as of the date of grant. The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2007 Plan or any other option plan adopted by the Company. Nonqualified options could be granted under the 2007 Plan at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Nonqualified options could be granted without regard to any restriction on the amount of common stock that could be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant. All stock options are non-transferrable by the grantee (other than upon the grantee’s death) and may be exercised only by the optionee during his service to the Company as an employee, director or consultant or for a specified period of time following termination of such service. The aggregate number of shares of common stock issuable under the 2007 Plan, the number of shares of stock, options and SARs outstanding, and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

Pursuant to the 2007 Plan, in the event of a pending or threatened takeover bid, tender offer or exchange offer for twenty percent (20%) or more of the outstanding common stock or any other class of stock or securities of the Company (other than a tender offer or exchange offer made by the Company or any of its subsidiaries), whether or not deemed a tender offer under applicable federal or state law, or in the event that any person makes any filing under Section 13(d) or 14(d) of the Exchange Act with respect to the Company, other than a filing on Form 13G or Form 13D, the Board may in its sole discretion, without obtaining stockholder approval, take one or more of the following actions to the extent not inconsistent with other provisions of the 2007 Plan: (a) accelerate the exercise dates of any outstanding option or SAR, or make the option or SAR fully vested and exercisable; (b) pay cash to any or all holders of options or SARs in exchange for the cancellation of their outstanding options or SARs; or (c) make any other adjustments or amendments to the 2007 Plan and outstanding options or SARs and substitute new options or SARs for outstanding options or SARs.

In general, upon the termination of service to the Company as an employee, director or consultant of an optionee or restricted stock or SAR recipient, all options, shares of restricted stock and SARs granted to such person that have not yet vested will immediately terminate, and those options and SARs that have vested as of the date of termination will be exercisable for 90 days after such termination date (12 months in the case of termination by reason of death or disability).

As of December 31, 2013, options to purchase an aggregate of 36,522 shares of common stock and restricted stock grants of an aggregate of 2,813,411 shares of common stock had been issued under the 2007 Plan, net of forfeiture and cancellations. The 2007 Plan terminates on May 7, 2017.

2009 Equity Incentive Plan

The Company’s Board approved and adopted the 2009 Equity Incentive Plan on June 3, 2009 (as amended, the “2009 Plan”), and the Company’s stockholders approved and adopted the 2009 Plan on July 21, 2009. The Company’s Board approved and adopted an amendment to the 2009 Plan on April 11, 2011, and the Company’s stockholders approved and adopted such amendment on June 24, 2011, that increased the number of shares that may be granted during the life of the 2009 Plan by 6,000,000. The Company’s Board approved and adopted a second amendment to the 2009 Plan on November 18, 2013, and the Company’s stockholders approved and adopted such amendment on February 13, 2014, that increased the number of shares that may be granted during the life of the 2009 Plan by 88,000,000. As amended, the 2009 Plan provides for the grant of restricted stock, incentive and/or non-qualified options, and restricted stock units (“RSUs”), performance units, performance shares and SARs to employees, directors and consultants of the Company to purchase up to an aggregate of 100,000,000 shares of common stock. The purposes of the 2009 Plan are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The 2009 Plan is administered by the

Compensation Committee on behalf of the Board, which has the authority to determine the specific terms and conditions of all awards granted under the 2009 Plan, including, without limitation, the number of shares subject to each award, the price to be paid for the shares and the applicable vesting criteria. The administrator has discretion to make all other determinations necessary or advisable for the administration of the Plan.

Pursuant to the 2009 Plan, the Company may from time to time grant its employees, directors and consultants restricted stock and options to purchase shares of, and SARs, RSUs, performance shares and performance units, with respect to, the Company’s common stock at exercise prices determined by the Board. The exercise price of incentive stock options may not be less than 100% (110% in the case of an owner of 10% or more of Company common stock) of the fair market value of common stock as of the date of grant. The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2009 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 2009 Plan at an exercise price of not less than 85% of the fair market value of the common stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant. All stock options are non-transferable by the grantee (other than upon the grantee’s death) and may be exercised only by the optionee during his service to the Company as an employee, director or consultant or for a specified period of time following termination of such service. The aggregate number of shares of common stock issuable under the 2009 Plan, the number of shares of stock, options, SARs, RSUs, performance units and performance shares outstanding, and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.

In general, upon the termination of service to the Company of an optionee or 2009 Plan award recipient as an employee, director or consultant, all options, shares of restricted stock, SARs, RSUs, performance shares and performance units (collectively, “2009 Plan Awards”) granted to such person that have not yet vested will immediately terminate, and those 2009 Plan Awards that have vested as of the date of termination will be exercisable for 90 days after such termination date (12 months in the case of termination by reason of death or disability).

In the event of the proposed dissolution or liquidation of the Company, the Company will notify each 2009 Plan participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, a 2009 Plan Award will terminate immediately prior to the consummation of such proposed action. In the event of a merger or change in control of the Company, any or all outstanding 2009 Plan Awards issued may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of outstanding shares of the Company held by the 2009 Plan participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event that the successor corporation does not assume or substitute for the 2009 Plan Award, unless the administrator provides otherwise, the participant will fully vest in and have the right to exercise all of his or her outstanding option awards, including shares as to which such option awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

As of December 31, 2013, options to purchase an aggregate of 13,739,009 shares of common stock and restricted stock grants of an aggregate of 13,222,936 shares of common stock had been issued under the 2009 Plan, net of forfeitures and cancellations. The 2009 Plan terminates on June 3, 2019.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($) (2)

Dr. Kase L. Lawal	—	—	—	—	—		—

Babatunde Omidele	1,298,560	649,280(3)	0.34	9/1/2016	—		—
	227,248	454,496(4)	0.36	2/28/2017	—		—
	—	1,277,009(5)	0.29	4/8/2018
					635,720	(6)	387,789

Earl W. McNiel	—	1,947,840(5)	0.24	2/27/2018	—		—
		1,322,617(5)	0.29	4/8/2018	—		—
					924,038	(6)	563,663

Nicolas J. Evanoff	1,298,560	649,278(3)	0.32	9/7/2016	—		—
	227,248	454,497(4)	0.36	2/28/2017	—		—
	—	1,021,608(5)	0.29	4/8/2018
					539,565	(6)	329,135

Heidi Wong	36,522	—	0.26	12/9/2018	—		—
	162,318	81,162(3)	0.75	1/21/2016	—		—
	—	243,480(4)	0.25	1/1/2018	—		—
	—	1,947,840(4)	0.29	8/21/2018	—		—
	—	—	—	—	426,090	(6)	259,915

1)

The option exercise price is equal to the fair market value of common stock of the Company determined in accordance with the 2009 Equity Incentive Plan. This represents the closing price on the grant date as reported by NYSE MKT.

2)	Represents the market value of the shares based on the closing price of the Company’s common stock as reported by NYSE MKT on December 31, 2013, the last day of trading in 2013.

3)	100% of the remaining options will vest the remaining annual anniversary of the grant date in 2014.
4)	The options will vest one-half on each remaining annual anniversary of the grant date in 2014 and 2015.
5)	The options will vest one third on each annual anniversary of the grant date in 2014, 2015 and 2016.

6)	Represents shares of restricted stock. The shares will vest 50% on the one year anniversary of the award date and 50% on the two year anniversary of the award date.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

In 2007, the Company adopted a defined contribution 401(k) plan for its U.S. employees. The plan provides for Company matching of 200% on up to the first 3% of salary contributed by employees. Company contributions are immediately vested to the employee. The Named Executive Officers participate in this plan on the same basis as other employees. There is no supplemental nonqualified plan of this type for officers.

Non-Qualified Deferred Compensation

We do not have a plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

For a description of the potential payments to our Named Executive Officers upon termination or a change in control, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards – Employment Agreements and Post-Termination Benefits” above.

The following table quantifies the termination benefits due to our Named Executive Officers in the event of their termination. The amounts were computed as if each executive officer’s employment terminated on December 31, 2013.

Name	Termination due to Death or Disability ($)	Termination for other than Cause, Death or Disability ($)	Termination Due to Change of Control

Dr. Kase L. Lawal	—	—	—

Babatunde Omidele
Salary and Bonus (1)	—	540,000	540,000
Equity Awards (2)	1,478,276	1,006,921	1,478,276
Benefits (3)	100,000	25,952	25,952

Earl W. McNiel
Salary and Bonus (1)	—	531,000	531,000
Equity Awards (2)	1,691,954	657,598	1,691,954
Benefits (3)	100,000	25,952	25,952

Nicolas J. Evanoff
Salary and Bonus (1)	—	523,800	523,800
Equity Awards (2)	1,371,058	982,774	1,371,058
Benefits (3)	100,000	25,952	25,952

Heidi Wong
Salary and Bonus (1)	—	450,000	450,000
Equity Awards (2)	982,600	379,100	982,600
Benefits (3)	100,000	25,952	25,952

1)	For termination for other than cause, death or disability and for termination due to change of control, represents 2013 base salary plus 2013 target bonus.

2)

Represents intrinsic value at December 31, 2013 for vested stock options and unvested restricted stock and unvested stock options that would become vested at the termination date under the terms of the underlying equity awards or the terms of the 2009 Equity Incentive Plan. The intrinsic value for restricted stock is equal to the number of shares valued at $0.60 per share, the closing price on December 31, 2013, as adjusted for the stock dividend paid on February 21, 2014. For options, the intrinsic value is computed by individual award based on the excess, if any, of the December 31, 2013 closing price (as adjusted for the stock dividend) versus the option exercise price per share.

3)

For termination due to death or disability, represents benefits from insurance coverage. For termination for other than cause, death or disability or due to change of control. represents a maximum of 12 months’ estimated cost of COBRA continuation coverage under the Company’s medical Plan for those employees participating in the medical plan as of December 31, 2013.

Compensation of Directors

Each non-employee director of the Company is compensated in accordance with the Company’s Board Compensation Plan adopted on April 22, 2009 by the Board and amended by the Board on February 29, 2012 (the “Board Compensation Plan”). Pursuant to the Board Compensation Plan, each independent director of the Company in good standing is entitled to (i) cash payments totaling $30,000, payable in equal quarterly installments of $7,500 each in arrears, (ii) a grant of restricted common stock of the Company under the

Company’s incentive stock plan with a fair market value of $70,000 measured as of the date of grant as calculated under the Company’s incentive stock plan, 100% of which shares shall be subject to a Company repurchase option that lapses one year following the date of grant subject to the Board member’s continued service as a member of the Company’s Board during such time, (iii) meeting fees of $1,000 per Board or committee meeting; and (iv) cash fees for serving as a Committee Chair of $10,000, $7,500 and $5,000 for service as Chair of the Audit, Compensation and Nominating and Corporate Governance Committees, respectively. In accordance with the Board Compensation Plan, on May 13, 2013 each of Messrs. Brown, Campbell, Friedman, Hofmeister and McConnell and Ms. O’Leary, as the Company’s independent directors, received a grant of shares of restricted common stock of the Company under the Company’s 2009 Plan, 100% of which shares will become vested and non-forfeitable on the twelve month anniversary of the grant date.

The following table sets forth for each non-employee director the compensation earned for duties as a director for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)

Dr. Lee Patrick Brown	93,489	70,000	163,489

William J. Campbell	96,739	70,000	166,739

J. Kent Friedman	93,739	70,000	163,739

John Hofmeister	124,489	70,000	194,489

Ira Wayne McConnell	112,239	70,000	182,239

Hazel R. O’Leary	95,739	70,000	165,739

1)

During 2013, non-employee members of the Board at May 13, 2013 were awarded restricted shares effective May 13, 2013. The grant date fair value per share was at the closing price for Company common stock as reported on the NYSE MKT at that date.

2)

At December 31, 2013, non-employee Board members held 1,706,366 shares of unvested stock awards as follows: Dr. Brown – 284,061 shares; Mr. Campbell – 284,061 shares; Mr. Friedman – 284,061 shares; Mr. Hofmeister – 284,061 shares; Mr. McConnell – 284,061 shares; and Ms. O’Leary – 284,061 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 15, 2014, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding common stock; (ii) each executive officer identified in the Summary Compensation Table; (iii) each of the Company’s current directors; and (iv) all executive officers and current directors of the Company as a group. Unless otherwise noted, the business address for each person listed below is 1330 Post Oak Blvd., Suite 2250, Houston, TX 77056.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership (1)		Class
CAMAC Energy Holdings Limited c/o CAMAC International Corporation 1330 Post Oak Blvd., Suite 2200 Houston, Texas 77056	705,748,581	(2)	65.46%

The Public Investment Corporation (SOC) Limited Block C, Riverwalk Office Park 41 Matroosberg Road Ashlea Gardens Extension 6 Menlo Park, Pretoria, South Africa	188,442,211		17.48%

Dr. Kase Lukman Lawal 1330 Post Oak Blvd., Suite 2250 Houston, TX 77056	711,768,449	(3)	66.02%

Earl W. McNiel	1,623,682		0.15%

Babatunde Omidele	3,790,215		0.35%

Nicolas J. Evanoff	2,881,216		0.27%

Heidi Wong	1,178,463		0.11%

Dr. Lee Patrick Brown	744,922		0.07%

William J. Campbell	646,873		0.06%

J. Kent Friedman	646,873		0.06%

John Hofmeister	720,574		0.07%

Ira Wayne McConnell	695,569		0.06%

Hazel O’Leary	720,574		0.07%

All Executive Officers and Directors as a Group (10 persons)	719,397,925	(4)	66.73%

1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable, or exercisable within 60 days of April 15, 2014, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

2)

Includes all shares of the Company’s common stock held directly by CAMAC Energy Holdings Ltd. and Allied Energy Plc, including all shares of the Company’s common stock indirectly held by Dr. Kase Lukman Lawal through Dr. Lawal’s 27.7% ownership in CAMAC International Limited, which entity indirectly owns 100% of CAMAC Energy Holdings Ltd. as described in footnote 3 below.

3)

Includes all shares of the Company’s common stock held directly by CAMAC Energy Holdings Ltd. and Allied Energy Plc as described in footnote 2 above. Dr. Lawal owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CAMAC Energy Holdings Ltd. Dr. Lawal disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and the inclusion of these shares in this Proxy Statement shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

4)

Includes all shares of the Company’s common stock, immediately exercisable warrants to purchase Company common stock, and options to purchase Company common stock exercisable within sixty (60) days of April 15, 2014, beneficially owned or held by (i) Dr. Kase Lukman Lawal, who served as Chief Executive Officer of the Company during the last completed fiscal year and currently serves, (ii) Messrs. Omidele, McNiel and Evanoff, who served as executive officers of the Company during the last completed fiscal year and currently serves, (iii) Messrs. Brown, Campbell, Friedman, Hofmeister, McConnell and Ms. O’Leary, who currently serve as directors of the Company, and (iv) CAMAC Energy Holdings Ltd., which is 100% indirectly owned by CAMAC International Limited, 27.7% of which is owned by Dr. Kase Lukman Lawal. Dr. Lawal disclaims beneficial ownership of the securities owned by CAMAC Energy Holdings Ltd. except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all the reported shares for purposes of Section 16 or for any other purpose.

Equity Compensation Plan Information

The following table sets forth all compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved	13,775,531	(1)	$0.31	2,255,654
by security holders
	1,347,615	(2)	$1.61

Total	15,123,146			2,255,654

1)	Includes the 2007 Stock Plan and 2009 Equity Incentive Plan.

2)	Remaining placement warrants exercisable for shares of common stock, originally issued in 2007 and 2010 to placement agents, which issuance was approved by stockholders of the Company.

Changes in Control

There are currently no arrangements that may result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Company’s directors, executive officers, and any person holding beneficially more than 10% of the Company’s common stock are required to report their ownership of the Company’s securities and any changes in that ownership to the SEC and to file copies of the reports with the Company. Specific due dates for these reports have been established, and the Company is required to report any failures to file by these dates during the last fiscal year.

Based upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of its directors, executive officers and persons owning more than 10% of the Company’s common stock complied during the year ended December 31, 2013 with the reporting requirements of Section 16(a) of the Exchange Act, except as follows: Earl McNiel, the Company’s Senior Vice President and Chief Financial Officer, filed his Form 3 late on March 5, 2013 and filed his Form 4 late on April 25, 2013; Nicolas J. Evanoff, the Company’s Senior Vice President, General Counsel and Secretary, filed his Form 4 late on April 25, 2013; and Babatunde Omidele, the Company’s Senior Vice President, Exploration and Production, filed his Form 4 late on April 25, 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers and monitors their performance. Members of the Board are kept informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports and through discussions with the Chairman of the Board and other officers.

There are currently seven directors serving on the Board. At the Meeting, seven directors will be elected, each to hold office until the next Annual Meeting of Stockholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board at the Meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of director at the time of the Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director. The seven nominees for election as directors are uncontested. In uncontested elections, directors are elected by a plurality of the votes cast at the meeting.

Director Selection

As provided in its charter, the Nominating and Corporate Governance Committee of the Company’s Board is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors. The Nominating and Corporate Governance Committee considers recommendations for director nominees, including those submitted by the Company’s stockholders, on the bases described below. Stockholders may recommend nominees by writing to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, CAMAC Energy Inc., 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056. Stockholder recommendations will be promptly provided to the Chairman of the Nominating and Corporate Governance Committee. As director candidates recommended by stockholders are evaluated in the same manner as candidates recommended by a Board member, management or a third party, the Board has not deemed it necessary to adopt a separate policy regarding consideration of candidates recommended by stockholders. To be considered by the Nominating and Corporate Governance Committee for inclusion in the proxy for the 2014 Annual Meeting, recommendations must be received by the Corporate Secretary of the Company not later than the close of business on December 31, 2013.

Nominations of persons for election to our Board and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders only (i) pursuant to our notice of meeting (or any supplement thereto), (ii) by or at the direction of our Board or (iii) by any stockholder of our Company (A) who is a stockholder of record on the date the stockholder’s notice is delivered to our Corporate Secretary and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the applicable notice procedures set forth in our Bylaws. For nominations or other business to be properly made by a stockholder at an annual meeting in accordance with our Bylaws, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary and any such proposed business other than the nomination of persons for election to our Board must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, a stockholder’s notice shall also be considered timely if it is so delivered not earlier than one hundred twenty

(120) days prior to such annual meeting, nor later than the later of ninety (90) days prior to such annual meeting or ten (10) days after the day on which public announcement of the date of such meeting was first made. All notices shall be received by our Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date.

In identifying and evaluating nominees, the Nominating and Corporate Governance Committee may consult with the other Board members, management, consultants and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Corporate Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee may take into account many factors, including education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the Committee deems relevant. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In addition, as an NYSE MKT-listed company, the Company must comply with the independent director requirements of NYSE MKT. The Nominating and Corporate Governance Committee, therefore, also ensures that not less than a majority of directors shall satisfy the NYSE MKT independence requirements. For information about the specific minimum qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by its director nominees, see “Corporate Governance–Director Qualifications” above.

The Board unanimously recommends a vote FOR the election of the nominees listed below.

NOMINEES

The names, the ages, and positions with the Company as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position(s)	Director Since

Dr. Kase Lukman Lawal	59	Chief Executive Officer, Chairman and Director	April 2010

Dr. Lee Patrick Brown	76	Director	April 2010

William J. Campbell	55	Director	June 2011

J. Kent Friedman	70	Director	June 2011

John Hofmeister	66	Director	April 2010

Ira Wayne McConnell	61	Director	June 2011

Hazel R. O’Leary	76	Director	April 2010

For information as to the shares of the common stock held by each current director, see “Security Ownership of Certain Beneficial Owners and Management,” which starts on page 29 of this Proxy Statement. See “Director Nominees and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. Other than as described below, there are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of the Company’s 2012 fiscal year, the Company has been or is currently a participant in the following material transactions with related persons.

Employment Agreements with Executive Officers

For a description of the employment agreements and compensation arrangements of Dr. Lawal and Messrs. Evanoff, Omidele and McNiel and Ms. Wong, see “Employment Agreements and Post-Termination Benefits” above.

Transactions with Affiliates of the Company

Dr. Kase Lawal, the Company’s Chairman, Chief Executive Officer, and member of the Board, is a director of each of CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc (“Allied”). Dr. Lawal also owns 27.7% of CAMAC International Limited (“CIL”), which indirectly owns 100% of CEHL. CINL and Allied are each wholly-owned subsidiaries of CEHL. As a result, CEHL, CINL, CIL and Allied are deemed to be related parties pursuant to Regulation S-K Item 404.

As a result of the foregoing relationships, the Board authorized a special committee composed entirely of independent and disinterested directors to review, evaluate and negotiate the terms of the Allied Acquisition and the Private Placement (each as defined below) and the other transactions contemplated thereby. After evaluating the transactions, the special committee determined that the transactions were advisable, fair to and in the best interests of the Company and its stockholders other than CEHL, Allied and their affiliates.

The following is a summary of transactions between the Company and each of CEHL, CINL and Allied.

Transfer Agreement

On November 19, 2013, the Company and its wholly owned subsidiary CAMAC Petroleum Limited (“CPL”) entered into a Transfer Agreement (the “Transfer Agreement”) with Allied, CINL and CEHL, pursuant to which the Company agreed to acquire all of Allied’s remaining economic interests in a Production Sharing Contract (the “PSC”) and related assets, contracts and rights (the “Allied Assets”) pertaining to Oil Mining Leases 120 and 121 (the “OMLs”) located offshore Nigeria, including the Oyo Field (the “Oyo Field”). The Company closed the transactions contemplated by the Transfer Agreement (the “Allied Acquisition”) on February 21, 2014 and, as partial consideration for the Allied Assets, issued 497,454,857 shares of the Company’s common stock to Allied (with an estimated value of approximately $199 million using the closing price of the Company’s common stock on November 19, 2013, the last closing price prior to the execution of the Transfer Agreement), paid to Allied $85.0 million in cash and delivered to Allied a $50.0 million convertible subordinated promissory note (the “Convertible Subordinated Note”) under which $25 million was deemed to be advanced. Upon the occurrence of the “Second Closing” as further described below, the Company will be required to pay an additional $85.0 million in cash to Allied and an additional $25 million will be deemed to be advanced under the Convertible Subordinated Note.

Pursuant to the Transfer Agreement, the Company made customary representations and warranties and agreed to certain covenants particular to the Allied Acquisition, including an agreement to maintain, for a period of 42 months following the closing of the Allied Acquisition, the Company’s listing of its common stock on the JSE and one or more of the NYSE MKT or the London Stock Exchange and to enter into a registration rights agreement upon the closing of the Allied Acquisition that requires the Company to file a registration statement with the SEC covering the shares of common stock issued to Allied.

The PSC and Other Agreements related to the OMLs

The PSC was originally entered into by and among Allied, CINL and Nigerian Agip Exploration Limited (“NAE”) on July 22, 2005, and governs the allocation of oil production from the OMLs as “profit oil,” “royalty oil,” “cost oil” and “tax oil” for the payment of profits, royalties, exploration and production costs and taxes, respectively. For the years ended December 31, 2011, 2012 and 2013, the Company earned $37.9 million, $16.6 million and $7.9 million, respectively, of “profit oil” under the PSC.

On April 7, 2010, pursuant to an Agreement Novating Production Sharing Contract (the “First Novation Agreement”) by and among Allied, CINL, NAE and CPL, the Company acquired all of the interests held by CEHL in the PSC with respect to the Oyo Field (the “Oyo Contract Rights”). As a party to the PSC, CPL became entitled to a portion of oil production in the OMLs through the RSC’s allocation formula. In connection with the acquisition of the Oyo Contract Rights, CEHL, Allied, and CPL entered into the Oyo Field Agreement (the “Oyo Field Agreement”) to provide certain management rights as it related to the Oyo Contract Rights. In addition, the parties agreed that if any non-Oyo Field operating costs incurred prior to the date of the Supplemental Agreement exceed $80,000,000, then Allied was required to indemnify CPL for any decrease in CPL’s allocation of “profit oil” and “cost oil” from the Oyo Field from what would have otherwise been allocated to CPL in the absence of such prior non-Oyo Field operating costs in excess of $80,000,000. The Oyo Field Agreement also provided that CEHL would indemnify CPL for any negative effect on CPL’s share of “profit oil” in certain circumstances.

On December 10, 2010, pursuant to a Purchase and Continuation Agreement (the “Non-Oyo Purchase Agreement”), the Company acquired CEHL’s interest in the PSC with respect to the area outside of the Oyo Field (the “Non-Oyo Contract Rights”). The Company paid $5.0 million in cash as partial consideration for the Non-Oyo Contract Rights. As additional consideration for the Non-Oyo Contract Rights, the Company agreed to make certain payments aggregating $55 million to the Allied Parties upon reaching certain milestones relating to exploration and production activities within the area of the OMLs that is outside of the Oyo Field. Pursuant to the Transfer Agreement and as of the closing of the Allied Acquisition on February 21, 2014, the Non-Oyo Purchase Agreement was terminated, all milestones thereunder were deemed to be completed and the parties mutually agreed to release each other from all obligations under the Non-Oyo Purchase Agreement. As consideration for such termination and mutual release, the Company agreed under the Transfer Agreement to make two separate $25 million cash payments to Allied within 15 days of the occurrence of each of the following events: (a) the approval of a development plan by the Nigerian Department of Petroleum Resources with respect to the first new discovery of hydrocarbons in an area of the OMLs outside of the Oyo Field and (b) the commencement of the first hydrocarbon production outside of the Oyo Field in commercial quantities. Allied may elect to receive each of the $25 million cash payments in shares of common stock with an equivalent value instead of cash. Allied will be deemed to have elected to receive shares of common stock in lieu of cash to the extent payment of the Milestone Payments in cash would materially adversely affect the Company’s working capital position, or its ability to carry out its capital or then established regular cash dividend programs.

On February 15, 2011, CPL entered into a Second Agreement Novating Production Sharing Contract (the “Second Novation Agreement”) with Allied, CINL, and NAE. The Second Novation Agreement provided for the novation of the Non-Oyo Contract Rights from CEHL to CPL and consent to the novation by NAE, the operator under the PSC. The Second Novation Agreement further provided for the continued waiver by NAE of its entitlement to “profit oil” in favor of Allied pursuant to Section 8.1(e) of the PSC, and that notwithstanding anything to the contrary contained in the PSC, the profit sharing allocation set forth in the PSC shall be maintained after the consummation of the acquisition of the Non-Oyo Contract Rights under the Non-Oyo Purchase Agreement.

On February 15, 2011, Allied, CEHL and CPL entered into the OML 120/121 Management Agreement (the “Management Agreement”). Under the Management Agreement, the Oyo Field Agreement was amended and restated and arrangements entered into pursuant to that agreement were extended to cover the entirety of the OMLs and the indemnities described above with respect to non-Oyo Field operating costs provided for under the

Oyo Field Agreement were removed. Pursuant to the terms of the Transfer Agreement, as of the closing of the Allied Acquisition on February 21, 2014, the Management Agreement was terminated.

On February 15, 2011, the Company CPL, CEHL, CINL, and Allied entered into a Limited Waiver Agreement Relating to Purchase and Continuation Agreement (the “Limited Waiver Agreement”). Under the Limited Waiver Agreement, the Company and CPL agreed to waivers of certain conditions to closing under the Non-Oyo Purchase Agreement, permitting CEHL to cure a certain lien (the “Lien”) and deliver certain data (the “Data”) within ten days of the closing of the transactions contemplated by the Non-Oyo Purchase Agreement. The Company also indefinitely waived the requirement that CEHL deliver certain equipment and related materials. The parties agreed that if CEHL failed to discharge the Lien and deliver the Data within ten business days of the closing of the transactions contemplated by the Non-Oyo Purchase Agreement, the Company would have been able to rescind and terminate the Non-Oyo Purchase Agreement, subject to the approval of NAE, and in any event elect to receive a refund with interest of the initial $5 million cash payment made in connection with closing or seek indemnification and other claims without regard to certain limitations on indemnification in the Non-Oyo Purchase Agreement. The Limited Waiver Agreement was terminated pursuant to the Transfer Agreement as of the closing of the Allied Acquisition on February 21, 2014.

On February 15, 2011, the Company and CEHL entered into a Registration Rights Agreement (the “CEHL Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file with the SEC one or more registration statements covering the resale of any and all shares of the common stock of the Company issued to Allied under an option-based consideration structure pursuant to the Non-Oyo Purchase Agreement, in addition to providing certain “piggyback” and other registration rights to CEHL with respect to the shares issued, in each case, subject to certain limitations and conditions. Each registration statement was required to be filed within 15 days of the Company’s receipt of Allied’s election to receive shares under the Non-Oyo Purchase Agreement (subject to such notice being received within 15 days of the occurrence of a milestone under the Purchase Agreement). If any shares were not covered by a registration statement within 90 days following the required filing date of the registration statement, then the Company was required to pay liquidated damages to CEHL. The CEHL Registration Rights Agreement was terminated pursuant to the Transfer Agreement as of the closing of the Allied Acquisition on February 21, 2014.

On November 19, 2013, pursuant to the Transfer Agreement, CPL entered into the Third Agreement Novating Production Sharing Contract (the “Third Novation Agreement”) with Allied and CINL, pursuant to which all of Allied’s remaining interests in, and rights and obligations under, the PSC were novated to CPL effective upon the closing of the Allied Acquisition on February 21, 2014. Pursuant to the terms and conditions of the Third Novation Agreement, CPL assumed and agreed to be bound by all liabilities and obligations arising under the PSC in place of Allied and released Allied from any such liabilities and obligations, except for Allied’s obligations to submit payments of taxes and royalties to the Federal Republic of Nigeria and certain other liabilities and obligations required by local law to remain with Allied. The estimated consideration paid for the interests in the PSC transferred under the Third Novation Agreement was approximately $719 million.

Assignment and Bill of Sale

On February 21, 2014 pursuant to the Transfer Agreement, CPL and Allied executed an Assignment and Bill of Sale (the “Assignment and Bill of Sale”) pursuant to which Allied and CINL transferred to CPL all of the Allied Assets that were not otherwise transferred pursuant to the Third Novation Agreement.

Promissory Note and Guaranty Agreement

In June 2011, CPL executed a promissory note in favor of Allied (the “Promissory Note”). Under the initial terms of the Promissory Note, Allied agreed to make loans to CPL from time to time for purposes of making payments relating to the workover of the Oyo well #5 in an aggregate sum of up to $25.0 million. Interest accrues on the outstanding principal under the Promissory Note at a rate of 30 day LIBOR plus 2% per annum. In September

2013, the Company and Allied amended the Promissory Note and the Guaranty to add the Company as a borrower, to allow for borrowings of up to $10.0 million for general corporate purposes and to pledge the stock of the subsidiary of CEI that holds the exploration licenses in The Gambia and Kenya as collateral pursuant to an equitable share mortgage arrangement. As of December 31, 2013, the book value of the exploration licenses in The Gambia and Kenya was $3.2 million. Pursuant to the initial terms of the Promissory Note, the outstanding principal amount of all loans was to mature on June 6, 2013. In August 2012, the Promissory Note was amended to extend the maturity date to October 15, 2013, and in March 2013 the Promissory Note was again amended to extend the maturity date to July 15, 2014. In January 2014, Allied agreed to amend the Promissory Note and extend the maturity date to July 15, 2015 in the event the Company is not successful in obtaining external financing arrangements by June 30, 2014. The Company has guaranteed all of CPL’s obligations under the Promissory Note. As of December 31, 2013, $6.5 million was outstanding under the Promissory Note.

Convertible Subordinated Promissory Note

Pursuant to the Transfer Agreement on February 21, 2014, the Company issued and delivered to Allied the Convertible Subordinated Note as partial consideration for the Allied Assets. In conjunction with the closing of the Allied Acquisition, the first of two $25 million advancements of the principal of the Convertible Subordinated Note was deemed to have been made on February 21, 2014. Interest on the Convertible Subordinated Note accrues at a rate per annum equal LIBOR plus 5%, payable quarterly in cash until the maturity of the Convertible Subordinated Note on January 15, 2019. The Convertible Subordinated Note is, at the election of the holder, convertible into shares of common stock at an initial conversion price of $0.7164 per share, and is subject to customary anti-dilution adjustments. The Convertible Subordinated Note is subordinate to the Company’s existing and future senior indebtedness and is subject to acceleration upon an Event of Default (as defined in the Convertible Subordinated Note). The Company may, at its option, prepay the Convertible Subordinated Note, in whole or in part, at any time, without premium or penalty. The Convertible Subordinated Note is subject to mandatory prepayment upon (a) the Company’s issuance of capital stock or incurrence of indebtedness, the proceeds of which the Company does not apply to the repayment of senior indebtedness or (b) any capital markets debt issuance to the extent that the net proceeds of such issuance exceed $250 million. Allied may assign all or any part of its rights and obligations under the Convertible Subordinated Note to any person upon written notice to the Company.

Technical Services Agreement

On January 10, 2013, the Company entered into a Technical Services Agreement with Allied, whereby the Company agreed to provide services related to the Oyo Field within OMLs 120 and 121. Within the terms of the Technical Services Agreement, Allied agreed to pay the Company $150,000 per month with effect from September 2012. For the fiscal years 2012 and 2013, the Company recognized approximately $600,000 and $1,988,875 of billings, respectively, under the Technical Services Agreement. The Technical Services Agreement was terminated as of the closing of the Allied Acquisition on February 21, 2014 pursuant to the Transfer Agreement. For the year 2014 until termination of the Technical Services Agreement, the Company recognized $275,625 of billings under the Technical Services Agreement.

Allied Registration Rights Agreement

Pursuant to the Transfer Agreement on February 21, 2014, the Company and Allied executed a Registration Rights Agreement (the “Allied Registration Rights Agreement”) pursuant to which the Company granted to Allied customary registration rights for the shares of common stock that (a) were issued to Allied upon the closing of the Allied Acquisition; (b) may be issued to Allied in the event of a failure by PIC to pay an additional $135 million in exchange for additional shares of common stock at the Second Closing; (c) may be issued to Allied in connection with the conversion of the Convertible Subordinated Note; (d) may be issued to Allied as liquidated damages under the Allied Registration Rights Agreement; and (e) may be issued to Allied upon the Company completing certain oil and gas exploration and production milestones as set forth in the Transfer Agreement. There has not been a registration statement filed under the Allied Registration Rights Agreement as of the date of this proxy statement.

Right of First Refusal and Corporate Opportunities Agreement

On February 21, 2014, Allied, CEHL, CINL (the “Allied Parties”) and the Company executed a Right of First Refusal and Corporate Opportunities Agreement pursuant to which the Allied Parties have granted the Company, for a period of seven years and six months following closing of the Allied Acquisition, a right of first refusal with respect to certain restricted sales of licenses, leases and other contract rights by the Allied Parties and the exclusive right to pursue certain oil and gas exploration and production investment, acquisition or development opportunities in Africa that may become available to the Allied Parties. There have been no transactions under the Right of First Refusal and Corporate Opportunities Agreement as of the date of this proxy statement.

Office Arrangements

In January 2012, CPL and Allied entered into an office lease agreement, office support services agreement, car rental services agreement, and apartment lease agreement relating to CPL’s office space in Lagos, Nigeria. The Company subleases office space from CAMAC International Corporation relating to the Company’s headquarters in Houston, Texas. Pursuant to these arrangements, the Company and CPL paid approximately $633,000 and $681,000 in 2013 and 2012, respectively.

Approval of Related Party Transactions

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other employees, the text of which has been posted on the Company’s website (www.camacenergy.com). Among other provisions, the Code provides that all officers, directors and employees shall avoid all conflicts of interest or improper or unlawful conduct and even the appearance thereof, and, further, that only the Board of the Company may waive a conflict of interest or any other non-compliance with the Code. In addition, the Company has adopted a formal written policy that covers the review and approval of related party transactions by the Nominating and Corporate Governance Committee of the Board.

Each of the above-referenced related party transactions were approved by a disinterested majority of the Company’s Board, the Nominating and Corporate Governance Committee or a special committee of disinterested directors.

Transactions with the Public Investment Corporation (SOC) Limited

Share Purchase Agreement

On November 18, 2013, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with PIC for a $270 million equity investment to fund the cash portion of the Allied Acquisition and a portion of anticipated capital expenditures thereafter. Pursuant to the Share Purchase Agreement, the Company agreed to sell to PIC, in exchange for its $270 million equity investment, an aggregate of 376,884,422 shares of common stock through a private placement (the “Private Placement”). The Share Purchase Agreement requires the Private Placement to be completed in two equal installments. The first installment (the “First Closing”) occurred on February 21, 2014 in connection with the closing of the Allied Acquisition and involved payment of $135 million by PIC in exchange for the issuance of 188,442,211 shares of common stock to PIC by the Company. The second installment (the “Second Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due on the later of (i) 90 days after the First Closing and (ii) as soon as practicable after the conditions to the Second Closing are satisfied, but in no event later than the fifth business day thereafter.

In connection with the investment by PIC, the Company agreed to (i) list its common stock on the JSE, (ii) enter into a registration rights agreement requiring the Company to file a registration statement covering PIC’s shares of common stock with the SEC within 60 days following the Second Closing and (iii) grant PIC the right to designate one director to the Company’s Board for so long as PIC holds at least 20% of the Company’s issued and outstanding shares of common stock. Following the First Closing, PIC’s equity ownership in the Company represents 17.48% of all outstanding shares of the Company’s common stock.

PIC Registration Rights Agreement

On February 21, 2014, the Company and PIC executed a Registration Rights Agreement (the “PIC Registration Rights Agreement”) pursuant to which the Company granted PIC customary registration rights for the shares of the Company’s common stock that PIC has received in connection with the private placement described above and may further receive in connection with the Second Closing. The registration rights granted to PIC are comparable to the registration rights granted to Allied under the Allied Registration Rights Agreement. There has not been a registration statement filed under its PIC Registration Rights Agreement as of the date of this proxy statement.

Director Independence

The Board has determined that the majority of the current directors and majority of the director nominees proposed at this annual meeting are comprised of “independent directors” within the meaning of applicable NYSE MKT listing standards relating to Board composition and Section 301 of the Sarbanes-Oxley Act of 2002, as amended. Except for Dr. Kase Lukman Lawal, all current directors and director nominees proposed in this proxy are independent.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014.

If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Grant Thornton but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2014.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO

EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

WITHIN A RANGE OF REVERSE STOCK SPLIT RATIOS.

Stockholders are being asked to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock within a range of 1-for-3 to 1-for-6 as will be selected by our Board prior to the time of filing a Certificate of Amendment with the Delaware Secretary of State, and subject to the Board’s authority to abandon such amendment (the “Reverse Stock Split Amendment”).

Our Board adopted resolutions approving and authorizing the Reverse Stock Split Amendment and directing that the Reverse Stock Split Amendment be submitted to a vote of the stockholders at the Meeting.

The form of the proposed Reverse Stock Split Amendment is attached to this Proxy Statement as Annex A (the “Certificate of Amendment”). The Reverse Stock Split Amendment will effect a reverse stock split of our common stock within a range of 1-for-3 to 1-for-6 shares to be selected by our Board following stockholder approval. Our Board, in its discretion, may elect the reverse split ratio upon receipt of stockholder approval or may elect to abandon the reverse stock split if our Board determines in its discretion not to proceed with the reverse stock split. We believe that the availability of a range of split ratios will provide CAMAC with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining the reverse stock split ratio to implement, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

i.	the historical trading price and trading volume of our common stock;

ii.	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

iii.	our ability to continue our listing on the NYSE MKT;

iv.	our capitalization (including the number of shares of common stock issued and outstanding);

v.	which of the reverse split ratios would result in the greatest overall reduction in our administrative costs; and

vi.	prevailing general market and economic conditions.

To avoid the existence of fractional shares of our common stock, stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s) (“Old Certificates”), in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our common stock on the effective date for the reverse stock split as reported on the stock exchange on which the shares giving rise to the fractional share are traded by (b) the fraction of the share owned by the stockholder, without interest.

Based on 1,078,343,987 shares of common stock that will be outstanding as of the Record Date, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 1-for-4 reverse stock split, we would have approximately 269,543,270 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board.

If the reverse stock split is effected, we intend to reduce the total number of shares of common stock that the Company is authorized to issue, as described in and subject to the approval by the stockholders of Proposal 4 below, and if the reverse stock split is not approved or the Board decides not to effect it, the related reduction in the total number of authorized shares will not occur.

Our Board determined that the Reverse Stock Split Amendment is in the best interests of CAMAC and its stockholders and unanimously recommends approval by the stockholders. If the proposed Reverse Stock Split Amendment is approved by the stockholders, the exact timing of the filing of the Reverse Stock Split Amendment will be determined by our Board based on its evaluation as to when such action will be the most advantageous to CAMAC and its stockholders.

Reasons for the Reverse Stock Split

Our Board believes that implementing a reverse stock split is likely to increase the market price for CAMAC common stock as fewer shares will be outstanding. The Board further believes that the increased market price of our common stock expected as a result of implementing the reverse stock split may improve marketability and liquidity of our common stock and may encourage interest and trading of our common stock among a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in CAMAC’s and our stockholders’ best interests.

The Board believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stocks. A higher stock price after the reverse stock split may reduce this concern.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our ability to successfully accomplish our business goals, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.

The Board believes that approval of a range for the ratio of the reverse stock split as opposed to an exact ratio of the reverse stock split provides it with flexibility to achieve the purposes of the reverse stock split.

Effects of the Reverse Stock Split

Effect of the Reverse Stock Split on Registration and Voting Rights

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board, as described below under “—Effect on Issued and Outstanding Shares of Common Stock.”

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE MKT and the JSE. Following the reverse stock split, our common stock will continue to be listed on the NYSE MKT under the symbol “CAK” and the JSE under the symbol “CME,” although it will have new CUSIP and ISIN numbers.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Reverse Split Effective Time”) of the Certificate of Amendment with the Secretary of State of the State of Delaware. The exact timing of the filing of the Reverse Stock Split Amendment will be determined by our Board based on its evaluation as to when such action will be the most advantageous to CAMAC and its stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, our Board, in its sole discretion, determines that it is no longer in CAMAC’s best interests and the best interests of our stockholders to proceed with the reverse stock split. Finally, implementation of the reverse stock split will require compliance with certain procedural requirements of the NYSE MKT and the JSE.

Effect on CAMAC’s Equity Incentive Plan

As of April 15, 2014, we had approximately 2,849,933 shares subject to stock options and restricted stock grants under the CAMAC 2007 Stock Plan and 33,070,511 shares under the 2009 Amended Equity Incentive Plan (collectively, the “Equity Incentive Plans”). No shares remain available for issuance under the 2007 Plan. Under the Equity Incentive Plans, our Board or any of its Committees, as Plan Administrator, has sole discretion to determine the appropriate adjustment to the awards granted thereunder in the event of a stock split. Should the reverse stock split be effected, the number and class of shares underlying shares authorized to be granted or granted under the Equity Incentive Plan, and the price per share payable upon exercise of an award, as applicable, shall be equitably adjusted by our Board to reflect such changes. Thus, there will be proportionate adjustments to the number of shares outstanding and available for issuance under the Equity Incentive Plans and proportionate adjustments to the exercise price, grant price or purchase price relating to any award under the Equity Incentive Plans.

Accordingly, if the reverse stock split is approved by our stockholders, upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under the Equity Incentive Plans will be proportionately adjusted using the split ratio selected by our Board (subject to the treatment of fractional shares to be determined by our Board). Our Board will also authorize the Company to effect any other changes necessary, desirable or appropriate to give effect to the reverse stock split, including any applicable technical or conforming changes to our Equity Incentive Plan. For example, if a 1-for-4 reverse stock split is effected, the 66,929,489 shares that remain available for issuance under the 2009 Amended Equity Incentive Plan as of April 15, 2014, would be adjusted to 16,732,372 shares, subject to increase as and when awards made under such Plan expire or are forfeited and are returned per the terms of the 2009 Amended Equity Incentive Plan. In addition, the exercise price per share under each stock option would be increased by four times, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For illustrative purposes only, an outstanding stock option for 2,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-4 split ratio into an option exercisable for 500 shares of common stock at an exercise price of $4.00 per share.

Effect on Issued and Outstanding Shares of Common Stock

Shares of common stock issued and outstanding at the time that the reverse stock split is completed will be affected by the reverse stock split. The number of shares of common stock issued and outstanding as of the Record Date will be approximately 1,078,173,081 shares.

Depending on the ratio for the reverse stock split determined by the Board, three, four, five, or six shares of existing common stock will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the Board. The table below shows the number of issued and outstanding shares of common stock as of the Record Date that will result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Hypothetical reverse stock split ratio	Approximate number of shares of common stock outstanding following the Reverse Stock Split (millions of shares)
1 for 3	359.4
1 for 4	269.5
1 for 5	215.6
1 for 6	179.7

The actual number of shares outstanding after giving effect to the reverse stock split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the Board.

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except, that, as described below in “—Fractional Shares,” holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are currently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

Effect on Par Value

The proposed Reverse Stock Split Amendment will not affect the par value of our common stock, which will remain at $0.001, or the par value of our Preferred Stock, which will remain at $0.001. We have no outstanding shares of Preferred Stock.

Accounting Matters

As a result of the reverse stock split, upon the Reverse Split Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Book-Entry Shares

If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Exchange of Stock Certificates

If the reverse stock split is effected, stockholders holding certificated shares (i.e. shares represented by one or more physical stock certificates) will be required to exchange their Old Certificate(s) for new certificate(s) (“New Certificates”) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Stockholders of record upon the Reverse Split Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Reverse Split Effective Time, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s).

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Reverse Split Effective Time to represent the number of full shares of our common stock resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Effect on Registered and Beneficial Stockholders

Upon completion of the reverse stock split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock through a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his/her bank, broker, custodian or other nominee.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by our Board will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our common stock on the effective date for the reverse split as reported on the stock exchange on which the shares giving rise to the fractional shares are traded by (b) the fraction of the share owned by the stockholder, without interest. The ownership of a fractional share will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Proposal 3, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than U.S. federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If a holder is a partner in a partnership holding shares of our common stock, such holder should consult its tax advisor with respect to the particular tax consequences of the reverse stock split to such holder.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.

U.S. Holders

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Special rules apply, however, to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income to certain holders who own more than a minimal amount of our common shares. These holders should consult their tax advisors for tax information. Capital gain or loss recognized as a result of the receipt of cash in lieu of a fractional share should be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Reverse Split Effective Time. Long-term capital gains of non-corporate U.S. Holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Information Reporting and Backup Withholding

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers (in the case of individuals, their social security number) in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The U.S. federal income tax consequences to Non-U.S. Holders who exchange shares of our common stock pursuant to the reverse stock split generally should be the same as described above under “U.S. Holders,” except that any capital gain recognized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock generally should not be subject to U.S. federal income or withholding tax unless:

•

the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (or, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Reverse Split Effective Time, or the period that the Non-U.S. Holder held the shares of our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on gain recognized as a result of receiving cash in lieu of a fractional share of common stock at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding.

In general, backup withholding and information reporting will not apply to the payment of cash in lieu of a fractional share of our common stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and neither we nor the transfer agent has actual knowledge or reason to know to the contrary) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Vote Required; Recommendation of the Board

The proposed amendment to the Certificate of Incorporation to effect a reverse stock split of our common stock shall be approved upon the affirmative vote of at least a majority of the shares of our common stock that are outstanding and entitled to vote on the proposal.

The Board recommends that you vote “FOR” the approval of the amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock within a range of, 1-for-3 to 1-for-6, as selected by our Board prior to the time of filing such Certificate of Amendment with the Delaware Secretary of State.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE, PROPORTIONALLY BY THE SPLIT RATIO SELECTED BY OUR BOARD OF DIRECTORS PURSUANT TO PROPOSAL 3, THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT CAMAC IS AUTHORIZED TO ISSUE.

Stockholders are being asked to approve, subject to approval of Proposal 3, an amendment to our Amended and Restated Certificate of Incorporation to reduce, proportionately by the split ratio selected by our Board pursuant to Proposal 3, the total number of shares of common stock that CAMAC is authorized to issue subject to the Board’s authority to abandon such amendment (the “Reduction Amendment”)

Our Board has adopted resolutions approving and authorizing the Reduction Amendment and directing that such amendment be submitted to a vote of the stockholders at the Meeting. Please note that Proposal 4 is conditioned on the approval of Proposal 3. Therefore, if Proposal 3 is not approved by the stockholders, Proposal 4 will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Proposal 4. Proposal 3 is not conditioned on the approval of Proposal 4.

The form of the proposed Reduction Amendment is described in the Certificate of Amendment, attached to this Proxy Statement as Annex A. If both Proposal 3 and Proposal 4 are approved by our stockholders, the reduction in the number of authorized shares would become effective at the time at which the Certificate of Amendment to our Amended and Restated Certificate of Incorporation is filed and becomes effective with the Secretary of State of the State of Delaware. The exact timing of the filing of the Certificate of Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to CAMAC and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the proportionate reduction in our total number of authorized shares if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in CAMAC’s best interests and the best interests of our stockholders.

Effects of Reducing our Total Number of Authorized Shares of Common Stock

Subject to stockholders’ approval of the reverse stock split, we intend to decrease our authorized shares of common stock proportionately to the split ratio selected by our Board pursuant to Proposal 3. Currently, we are authorized to issue up to 2,500,000,000 shares of common stock.

The reduction in the number of authorized shares would be effected by the filing of the Certificate of Amendment, as discussed above. The table below shows the number to which authorized shares of common stock would be reduced resulting from the listed hypothetical reverse stock split ratios indicated below:

Hypothetical reverse stock split ratio	Number of authorized shares of common stock following the Reverse Stock Split (millions of shares)
1 for 3	833.3
1 for 4	625.0
1 for 5	500.0
1 for 6	416.7

The actual number of authorized shares common stock after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board.

Currently, we are authorized to issue up to 50,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares have been issued as of the Record Date. Our authorized shares of Preferred Stock will not be affected by the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to this Proposal 4, and we will not independently provide our stockholders with any such rights.

Vote Required; Recommendation of the Board

The proposed amendment to the Amended and Restated Certificate of Incorporation to reduce proportionately the total number of shares of common stock that the Company is authorized to issue shall be approved upon the affirmative vote of holders of a majority of the then outstanding common stock of CAMAC voting together as a single class.

The Board recommends that you vote “FOR” the approval of the amendment to our Certificate of Incorporation to reduce proportionately the total number of shares of common stock that the Company is authorized to issue.

PROPOSAL 5

ADVISORY (NON-BINDING) VOTE ON MANAGEMENT COMPENSATION

At the Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management “say-on-pay,” to approve the compensation of the Company’s Named Executive Officers, as disclosed under the section titled “Executive Compensation and Other Information.” This advisory stockholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our stockholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Compensation Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. Among other things:

1.	The Company’s compensation philosophy is to pay at or near the 50th percentile;

2.	Compensation decisions are made by an independent Compensation Committee;

3.	The Compensation Committee also has an independent compensation consultant that advises them;

4.	The majority of compensation paid to the NEO’s is variable and at-risk; and

5.	The annual and long-term incentive payouts are performance based, even though they are discretionary by the Compensation Committee.

Stockholders are encouraged to carefully review the section of this Proxy Statement titled “Executive Compensation and Other Information” for more detailed information on the Company’s management compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. This means it will not overrule any decision by the Company or the Board, create or change any fiduciary duties of the Company, the Board or its Compensation Committee, or create, reverse or nullify any legal obligation of the Company. However, the Compensation Committee will consider the outcome of the vote when reviewing and determining future management compensation arrangements.

Accordingly, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

RESOLVED, that the stockholders of CAMAC Energy Inc. (the “Company”) approve the compensation of the Company’s named executive officers disclosed in section titled “Executive Compensation and Other Information” and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 annual stockholders meeting.

The Board recommends that you vote “FOR” the proposal to approve the compensation of the Company’s Named Executive Officers disclosed in the section titled “Executive Compensation and Other Information” and the related compensation tables, notes and narrative in the Proxy Statement.

Under our Bylaws, the affirmative vote of the majority of the shares of common stock present or represented at the meeting and entitled to vote on the matter is required for the approval of the proposal. Accordingly, for purposes of approval under our Bylaws, shares abstaining and broker non-votes will have no effect on voting on this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Grant Thornton examined, as independent auditors, the financial statements of the Company for the year ended December 31, 2013 and 2012.

The Company has been advised by Grant Thornton that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accounting firms and their clients during the last fiscal year. Representatives of Grant Thornton are expected to be available during the Meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the Meeting.

The following table shows the fees billed to us by Grant Thornton for the audit and other services rendered by Grant Thornton during fiscal year 2013. The Company’s Audit Committee has determined that the non-audit services rendered by Grant Thornton were compatible with maintaining Grant Thornton’s independence.

Grant Thornton

	2013	2012
Audit Fees (1)	$267,281	$238,619
Audit-Related Fees (2)	$92,879	$6,600
Tax Fees	$—	—

Total	$752,517	$245,219

1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and internal controls over financial reporting and review of our quarterly financial statements, as well as audit services provided in connection with other statutory or regulatory filings.

2)	Audit-related fees consisted primarily of accounting consultations relating to the listing of the Company’s common stock on the JSE.

Pre-Approval Policies and Procedures

All audit-related and other services rendered by Grant Thornton were pre-approved by the Audit Committee before Grant Thornton was engaged to render such services. It is the Audit Committee’s standard practice to require pre-approval by the Audit Committee of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. The Audit Committee is solely responsible for selecting, hiring and replacing our external auditors. The Audit Committee also pre-approves fees for both audit and non-audit services. In reaching decisions on these matters, the Audit Committee confirms the independence of the external auditors and whether the services to be provided are permissible under applicable rules and regulations. The Audit Committee evaluates the competency of the external audit firm and assesses its fee schedule for reasonableness.

GENERAL

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the Meeting, it is the intention of the persons named in the accompanying proxy card to vote proxies received in accordance with their judgment on such matters.

STOCKHOLDER COMMUNICATIONS

The Company has a process for stockholders who wish to communicate with the Board. Stockholders who wish to communicate with the Board may write to it at the following address:

Board of Directors

CAMAC Energy Inc.

1330 Post Oak Boulevard, Suite 2250

Houston, Texas 77056

These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

GENERAL

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the Meeting, it is the intention of the persons named in the accompanying proxy card to vote proxies received in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of CAMAC Energy Inc. at 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056, no later than the close of business on December 31, 2014, 120 days prior to the anniversary of the filing of this Proxy Statement. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC and our Bylaws will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement. If the date of next year’s annual meeting is more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and send our proxy materials. Such proposals also will need to comply with Rule 14a-8 and our Bylaws regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to raise a proposal from the floor during our 2015 annual meeting of stockholders, we must receive a written notice of the proposal between January 29, 2015 and February 28, 2015. Your submission must contain the information that our Bylaws require.

OTHER INFORMATION

The Report of the Audit Committee set forth in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting other than the election of directors and the ratification of the appointment of our independent registered public accounting firm. Should any other matters be properly presented, it is intended that any proxies received will be voted in accordance with the best judgment of the persons voting the proxies.

By Order of the Board of Directors of CAMAC

Energy Inc.

April 30, 2014	Nicolas J. Evanoff

Corporate Secretary

ANNEX A

FORM OF

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAMAC ENERGY INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

CAMAC Energy Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 2, 2007, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 7, 2010, and as further amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 18, 2014 (the “Amended and Restated Certificate of Incorporation”).

2.    Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraphs:

ARTICLE IV

Effective as of          a.m., Eastern Time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware (the “Effective Date”), and without regard to any other provision of this Amended and Restated Certificate of Incorporation, each         * shares of Common Stock issued and outstanding immediately prior to the time this Certificate of Amendment becomes effective shall be and hereby are automatically reclassified and changed (without any further act) into one fully-paid and nonassessable share of Common Stock (the “Reverse Stock Split”). Holders of shares of Common Stock who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will receive cash, without interest or deduction, in lieu of such fractional shares, in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our Common Stock on the Effective Date as reported on the stock exchange on which the shares giving rise to the fractional share are traded by (b) the fraction of the share owned by the holder of Common Stock.

The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is         ** shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.001 par value per share, of which thirty million (30,000,000) shares have been designated “Series A Convertible Preferred Stock.”

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized, subject to Article V, Section 6 of this Amended and Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

3.    This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Remainder of Page Left Intentionally Blank]

*

The number three, four, five or six will be inserted in the Certificate of Amendment as actually filed with the Delaware Secretary of State as determined by the Board of Directors pursuant to authority granted by the stockholders at the 2014 Annual Meeting.

**

A number will be inserted such that the total number of shares of Common Stock authorized to be issued will be reduced by the same ratio (1 for 3, 1 for 4, 1 for 5 or 1 for 6) as the Reverse Stock Split.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this      day of             ,             .

By:
Name: Title:

1330 POST OAK BLVD. SUITE 2250 HOUSTON, TX 77056	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 28, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74863-P53195                     KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CAMAC ENERGY INC. To vote FOR all of the Board’s recommendations, do not check any of the boxes, date and sign below and return the form in the postage-paid envelope.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3, 4 and 5.			☐	☐	☐
1.	Election of seven persons to the Board, each for a term of one year.
Nominees:
	01)	Kase Lukman Lawal 05) John Hofmeister
	02)	Lee Patrick Brown 06) Ira Wayne McConnell				.
	03)	William J. Campbell 07) Hazel R. O’Leary
	04)	J. Kent Friedman
							For	Against	Abstain

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐

3.	Approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock within a range of one-for-three to one-for-six.						☐	☐	☐

4.	Approval of the amendment to our Amended and Restated Certificate of Incorporation to reduce, proportionally by the split ratio selected by the Board pursuant to proposal 3 above, the total number of shares of common stock that the Company is authorized to issue.						☐	☐	☐

5.	Advisory vote to approve the compensation of the Company’s Named Executive Officers.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box                                    ☐

and write them on the back where indicated.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If none of the boxes above are checked, your signature below authorizes the proxies to vote “FOR” all Board of Directors’ recommendations.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

☐  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ☐

M74864-P53195

Annual Meeting of Stockholders

Thursday, May 29, 2014, 9:00 a.m. Central Time

1330 Post Oak Blvd.

2nd Floor Conference Center, Big Bend Room

Houston, Texas 77056

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CAMAC ENERGY INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS OF CAMAC ENERGY INC. TO BE HELD ON MAY 29, 2014.

The undersigned hereby appoints Earl W. McNiel and Nicolas J. Evanoff, and each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all shares of common stock of CAMAC Energy Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1330 Post Oak Blvd., Houston, Texas 77056 at the 2nd Floor Conference Center, Big Bend Room, on May 29, 2014 at 9:00 a.m., local time, and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations: THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014 AS SET FORTH IN PROPOSAL 2, FOR THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK WITHIN A RANGE OF ONE-FOR-THREE TO ONE-FOR-SIX AS DESCRIBED IN PROPOSAL 3, FOR THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE AS DESCRIBED IN PROPOSAL 4, AND FOR THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF CAMAC ENERGY INC.’S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2013 AND ITS NOTICE OF THE 2014 ANNUAL MEETING AND RELATED PROXY STATEMENT.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side